EXHIBIT 10.23
MICRUS ENDOVASCULAR CORPORATION
and
BIOTRONIK AG

LICENSE, DEVELOPMENT
and
DISTRIBUTION AGREEMENT
As of January 6, 2006

**Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

-i-

LICENSE, DEVELOPMENT
AND
DISTRIBUTION AGREEMENT
     This LICENSE, DEVELOPMENT AND DISTRIBUTION AGREEMENT (together with the attachments and exhibits hereto, the “Agreement”) is entered into as of January 6, 2006 (the “Effective Date”) by and between Micrus Endovascular Corporation, a corporation established under the laws of Delaware and having its principal place of business at 610 Palomar Avenue, Sunnyvale, CA 94085, USA (“Micrus”); and Biotronik AG, a Swiss corporation having a principal place of business at Ackerstrasse 6, CH-8180 Bülach, Switzerland (“Biotronik”).
RECITALS
     WHEREAS, Biotronik solely owns or controls intellectual property rights in certain technology related to vascular interventional devices;
     WHEREAS, Biotronik is a leading manufacturer and distributor of interventional cardiology devices and has developed proprietary technology for stents and delivery systems;
     WHEREAS, Micrus desires to obtain from Biotronik an exclusive license for neurovascular use and a co-exclusive license for carotid stent products under all of Biotronik’s intellectual property, and Biotronik desires to grant Micrus such licenses;
     WHEREAS, Micrus wishes to develop, manufacture, sterilise and label products for neurovascular intervention in humans and to sell the developed products;
     WHEREAS, Biotronik wishes to be appointed as contract developer and supplier for such developed products, which includes development according to the product specification of Micrus, manufacturing, sterilisation and labelling of the products.
     NOW, THEREFORE, for and in consideration of the mutual observance of the covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1. DEFINITIONS.
     1.1 All references to particular Exhibits, Articles and Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. References to this “Agreement” include the Exhibits. For the purposes of this Agreement, the following words and phrases shall have the following meanings:
     1.2 “Affiliate” of an entity means, for so long as one of the following relationships is maintained, any corporation or other business entity owned by, owning, or under common ownership with a party to this Agreement to the extent of at least fifty percent (50%) of the equity (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of the entity and any person, firm, partnership, corporation, or other entity actually controlled by, controlling or under common control with a party to this Agreement.
     1.3 “AMS” means absorbable metal stents and the related technology.
     1.4 “Calendar Quarter” shall mean a period, with respect to the first Calendar Quarter only, starting on the Effective Date and ending March 31, 2006, and then each successive period of three (3) consecutive calendar months ending June 30, September 30 December 31, or March 31 of the following year.
     1.5 “Claim” means a complaint or proceeding filed or initiated against a party hereto by a Third Tarty alleging damage to, or infringement of the rights of, such third party or an affiliate or predecessor in interest of such Third Party, or any complaint or proceeding of a government agency alleging violation of any law.
     1.6 “Confidential Information” shall mean all written information and data provided by one Party to the other hereunder and marked “Confidential” or a reasonable equivalent thereof or, if disclosed orally, visually or in some other form, is summarized in writing, is identified as “Confidential” and is provided to the other Party within thirty (30) days of such disclosure, except any portion thereof which:
          (a) is known to the recipient, as evidenced by its written records, before receipt thereof under this Agreement;
          (b) is disclosed to the recipient without restriction after acceptance of this Agreement by a Third Party who has the right to make such disclosure;
          (c) is or becomes part of the public domain through no breach of this or any other Agreement; or
          (d) is independently developed, as evidenced by its written records, by or for the recipient by individuals or entities without use of or reference to the information disclosed to the recipient by the disclosing Party hereunder.
     All non-public information concerning neurovascular use developed during the course of work performed under this Agreement shall be deemed to be the Confidential Information of Micrus , unless specified otherwise in the applicable written Statement of Work. All non-public information concerning coronary or distal use developed during the course of work performed under this Agreement shall be deemed to be the Confidential Information of Biotronik , unless specified otherwise in the applicable written Statement of Work.
     1.7 “Contract Year” shall mean a period, with respect to the first Contract Year only, starting on the Effective Date and ending on March 31, 2007 and then each successive period of twelve (12) consecutive calendar months commencing on April 1 and ending on March 31 of the following year.

     1.8 “Deliverables” shall mean all tangible items to be delivered by Biotronik to Micrus as specified in a Statement of Work which will be developed pursuant to this Agreement and shall be deemed to include, but not be limited to, written descriptions, manuals, data-sheets, drawings, photographs, models, prototypes, tapes, disks, masks and circuitry.
     1.9 “Developed Product” shall mean any device, component and composition developed during the course of a project under this Agreement. The Products which the Parties have already agreed to develop (subject, with respect to each such Product, to the execution of a Statement of Work) are listed and specified in Exhibit A which is attached to this Agreement, and may be revised from time to time by the mutual written agreement of the Parties. Developed Product and Product may be used interchangeably herein.
     1.10 “Development Steering Committee” shall have the meaning set forth in Section 2.6.
     1.11 “FTE” shall mean a minimum of forty (40) hours per week for individual Biotronik scientific employees assigned to perform a project under a particular Statement of Work, or its equivalent if a given employee is assigned on a part-time basis and therefore multiple employees are added to provide a single FTE.
     1.12 “Fully Burdened Manufacturing Cost” shall mean the cumulative cost of a Product and shall include the direct and indirect cost of procuring and/or producing the Product in accordance with generally accepted accounting principles applied on a consistent basis by Biotronik. Direct costs shall include direct labor (including fringe benefits), direct materials (including taxes and duties) and third-party contract and licensing costs required to manufacture the Product, as well as all costs related to the approval process. Indirect costs (to be allocated to the production effort) shall include, but not be limited to, items treated as ‘manufacturing overhead,’ such as indirect labor and materials, reasonable fringe benefits, occupancy costs, depreciation of property, plant and equipment used in the manufacturing process and other costs reasonably allocable to the manufacturing process, to the extent that the foregoing are directly related to the production effort. For purposes of this Agreement, unless otherwise stated in the applicable Statement of Work, indirect costs shall be deemed to equal 40% of direct costs. Included in the cost of Product shall be manufacturing variances, including inventory reserves and non-conforming production runs. The Fully Burdened Manufacturing Costs for each Product shall be as set forth in the applicable Statement of Work.
     1.13 “GAAP” or “U.S. generally accepted accounting principles” shall mean the conventions, rules and procedures governing accounting practices as established, and revised or amended, by the U.S. Financial Accounting Standards Board or the U.S. Securities and Exchange Commission.
     1.14 “Know-How” shall mean all unpatented Confidential Information of Biotronik, technical information, materials and know-how owned and/or controlled by Biotronik now and/or during the Term, which relates to Licensed Patents or any Product and shall include, without limitation, all chemical, pharmacological, toxicological, clinical, assay, control and manufacturing data and any other information, biological materials or related technology relating to any Product and that can reasonably be deemed to be useful or essential for the development and commercialization of any Licensed Product and strains, samples, analytical tools, etc.
     1.15 “Licensed Patents” shall mean (i) the patents and patent applications listed in Exhibit B; (ii) any international and foreign counterparts thereof; (iii) any divisionals, continuations, continuations-in-part, refilings, and extensions of any of the foregoing patents and patent applications (iii) all substitutions, reissues, renewals, reexaminations, patents of addition, and inventors certificates thereof; and (iv) all patents issuing from or claiming a priority date from any of the foregoing (which shall be deemed to have been added to Exhibit B); any Patents of Biotronik or its affiliates added to Exhibit B from time to time (which shall include any Patents covering Licensed Technology as identified by either Party from time to time).
     1.16 “Licensed Technology” shall mean (i) the Licensed Patents; (ii) the Product Know-How; (iii) Proprietary Rights; (iv) Technical Information; (v) the design of the product, inventions, analytical reference materials in or related to the Licensed Patents or any of the products listed on Exhibit A; and (vi) any other technology that Biotronik or its Affiliates may from time to time own, develop or license (for any period reasonably licenseable) from a Third Partiy during the Term, to the extent such technology has potential neurovascular applications, including without limitation balloon catheters, stents (including AMS) and stent delivery systems.
     1.17 “Minimum Purchase Orders” shall mean either the yearly or the quarterly minimum purchase amounts as agreed upon in the applicable Statement of Work, which will be reviewed at least once a year and shall be adapted to Biotronik ´s reasonable expectations in Micrus ´ reasonably commercializing each Product.
     1.18 “Net Sales” shall mean the gross amount received by Micrus or an Affiliate of Micrus for the sale or other disposition to a Third Party of a Product, less the following deductions for amounts actually incurred related to such sale or other disposition and included in the gross invoiced amount: (a) normal, customary sales commissions, customary credits and customary rebates and customary allowances and customary adjustments for rejections, recalls or returns (in the case of commissions to employees or Affiliates of Micrus the commission shall be deductible up to [***] % of the net price per product only); (b) freight, insurance; (c) sales, use, excise, value-added and similar taxes or duties imposed on the sale.
     1.19 “Party” shall mean either Micus or Biotronik, and “Parties” shall mean both Micrus and Biotronik.
“Product” shall mean a Developed Product that both (a) has been accepted by Micrus under Section 2.13; (b) is approved for sale and distribution by all applicable regulatory bodies and (c) the manufacture, use, sale, offer for sale or importation of which, but for

***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the license granted hereunder, would infringe one or more Valid Claims of Licensed Patents. Product and Developed Product may be used interchangeably herein.
     1.20 “Proprietary Rights” shall mean any and all inventions disclosed, described or claimed in the Licensed Patents,
          (a) any and all trade secrets and Technical Information relating to the Developed Product;
          (b) any and all copyrights relating to or covering the Developed Product or Technical Information; and
          (c) all other intellectual property of any type under the laws of any country throughout the world relating to or covering the Developed Product, methods of manufacture, methods of use, and any other novel invention the practice of which is necessary to exploit the Developed Product.
     1.21 “Product Specifications” shall mean any and all requirements of the Developed Products, including but not limited to technical, physical, chemical, environmental, labelling, packaging and supplementary requirements described in the product specifications and applicable Statement of Work.
     1.22 “Statement of Work” shall have the meaning given in Section 2.2.
     1.23 “Technical Information” shall mean any technical data or information relating to the Product, including, without limitation, know-how, data, skill, expertise, experience, models, drawings, materials, records, any and all preclinical and clinical studies including safety and efficacy data, procedures of testing and quality control requirements or any part or combination thereof, necessary to market the Product.
     1.24 “Term” shall have the meaning set forth in Section 14.1.
     1.25 “Third Party” shall mean a natural person, corporation, partnership, trust, joint venture, governmental authority or other legal entity or organization other than the Parties and/or their Affiliates.
     1.26 “Valid Claim” shall mean, with respect to each country, a claim of an issued, unexpired patent included in the Licensed Patents or the Joint Research Program Patents, that has not been (a) held invalid or unenforceable by a final court or governmental agency of competent jurisdiction or pursuant to binding arbitration, or (b) admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise. Unless (a) or (b) applies, an issued patent is considered to be unexpired for a period of twelve years from the date of signing of this agreement on. Micrus agrees not to challenge any of Biotronik ´s patents or Licensed Patents.
     1.30 “Warranty Period” shall mean the time period commencing upon shipment of a Product to Micrus or its designee and ending on the Product expiration date as indicated on the Product label.

     1.31 Interpretive Rules. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (a) defined terms include the plural as well as the singular (and vice versa) and the use of any gender shall be deemed to include the other gender; (b) references to “Articles,” “Sections” and other subdivisions and to “Schedules” and “Exhibits” without reference to a document, are to designated Articles, Sections and other subdivisions of, and to Schedules and Exhibits to, this Agreement; (c) unless otherwise set forth herein, the use of the term “including” means “including but not limited to”; and (d) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision.
2. DEVELOPMENT; STEERING COMMITTEE.
     2.1 Collaboration. The parties shall collaborate in the development of Developed Products for neurovascular applications. The parties agree that the end goal of the research programs shall be the creation of Products. No material deviation in the subject matter, scope and development schedule of such research and development program shall be made without the mutual written agreement of both parties.
     2.2 Scope of Project. Biotronik and Micrus are concurrently executing the Statement of Work attached hereto as Exhibit C. Biotronik and Micrus may from time to time enter into separate statements of work for other development projects (each of which, a “Statement of Work”), as the parties mutually agree and each such Statement of Work shall be governed by this Agreement. Biotronik agrees to perform the development work described in each Statement of Work and to develop and test Developed Products meeting the technical specifications set forth in the applicable Statement of Work.
     2.3 Development Schedule. A timeline and schedule, including the major product milestones and target dates with respect to one or more Product(s), shall be described in each Statement of Work. The parties agree that the development schedule set forth shall be a reasonable schedule for the development work to be performed, and each party will put forth commercially reasonable efforts to comply with the timelines. Once signed by authorized representatives of both parties a Statement of Work shall become part of this Agreement.
     2.4 Development Responsibilities. Subject to the terms and conditions contained in this Agreement, Biotronik hereby agrees to use reasonable efforts to develop and obtain regulatory approval in the European Union (CE-Mark) and in the United States for manufacture and supply the Developed Products conforming to the Product Specifications in sufficient quantity (to meet demand therefore (i.e. at least [***]% of the Minimum Purchase Order amount for such Product). Biotronik will use reasonable efforts to perform development, clinical and regulatory approval activities in accordance with the applicable Project Schedule.
     2.5 Diligence in Development. Biotronik will use reasonable efforts consistent with effort used in Biotronik’s own priority research and development program

***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to conduct the research under and in accordance with the development program as described in each Statement of Work.
     2.6 Establishment and General Responsibilities of the Development Steering Committee. A Development Steering Committee (the “Development Steering Committee”) shall be established within thirty (30) days after the Effective Date of this Agreement. The Development Steering Committee shall consist of four (4) members, two (2) individuals appointed by Biotronik and two (2) individuals appointed by Micrus, in each event identified through written notice to the other party in accordance with this Agreement. Any member of the Development Steering Committee may designate a substitute to attend and perform the functions of that member at any meeting of the Development Steering Committee. The Development Steering Committee shall be responsible for review and adoption of annual budgets for development activities and annual budgets for clinical development activities, coordination of the supply of preclinical and clinical grade test materials, and the monitoring and oversight of the development program and the clinical activities, provided that each Statement of Work shall be subject to the approval of the Parties, and no change to a Statement or Work that would affect Micrus’ funding obligations thereunder (amount or milestones) shall be made without the approval of Micrus.
     2.7 Meetings. Meetings of the Development Steering Committee shall be held, at a minimum, every six (6) months (or more frequently as agreed by the Development Steering Committee), and will be held alternatively in California (such meetings to be chaired by an individual from Micrus) and Switzerland (such meetings to be chaired by an individual from Biotronik), or at such other location as may be determined by the Development Steering Committee, including, if applicable, by telephone. A quorum of the Development Steering Committee shall require the attendance of all four (4) members or their respective designees. A final copy of the minutes of each meeting, clearly describing any formal actions taken by the Development Steering Committee, shall be approved and signed by a representative from each party within thirty (30) days after the meeting. Any modifications to the development program generally, a particular Statement of Work or any clinical program (including the work, budget and timeline therefor) formally approved at any Development Steering Committee meeting shall be included in or attached to the minutes for such meeting. The Development Steering Committee will operate by unanimous consent, with each party having a single vote.
     2.8 Professional Standards. Biotronik shall make all commercially reasonable efforts to progress the development work in a timely manner using the highest professional standards consistent with good clinical practice and adherence to applicable laws and regulations. If Biotronik is delayed at any time in the progress of the timelines in the Project Schedule by causes beyond the control of Biotronik, then the timeline shall be extended by a Change Order Agreement for such reasonable time as the parties will agree but no longer than the time period of such delay outside their control. Agreement to such a Change Order Agreement will not be unreasonably withheld by Biotronik. Any such changes that result in additional charges shall be reflected in reasonable modifications to the budget and payment schedule.

     2.9 Change Process.
          (a) During the course of performance in connection with a Statement of Work, the parties may desire a change in scope of the anticipated effort. Requests for changes in services and all applicable modifications in compensation must be reflected in writing by a Change Order Agreement and expressly approved by an authorized individual on behalf of each of Biotronik and Micrus. Notwithstanding the above, an exception will apply if a requested modification involves the safety of a human subject, at which case Biotronik shall act on the requested change, and when practicable, to give written notice immediately to Micrus by telephone promptly followed in writing.
          (b) Change Orders may be approved and forwarded via hand-delivery, facsimile, electronic mail, or overnight courier. Absent compelling reasons, Change Orders will be considered and a response will be given within fifteen (15) days of Micrus’ or Biotronik’s request for same.
     2.10 Expenses. Except as expressly agreed otherwise by Micrus in a Statement of Work, Biotronik shall bear all of its own expenses arising from its performance of its obligations under this Agreement and each Statement of Work issued hereunder, including (without limitation) expenses for facilities, work spaces, utilities, management, clerical and reproduction services, supplies, and the like.
     2.11 Monthly Reports. Biotronik agrees to provide to Micrus at least monthly with a written report of the progress of the work required under each Statement of Work issued hereunder, any anticipated problems (resolved or unresolved), and any indication of delay in fixed or tentative schedules.
     2.12 Site Visits. Biotronik shall, from time to time and upon reasonable notice, allow access to its premises by Micrus for purposes of design review, “walkthroughs,” and discussions between Micrus and Biotronik management and personnel concerning the status and conduct of work being performed under any Statement of Work issued hereunder.
     2.13 Delivery and Acceptance. Biotronik shall deliver each Deliverable called for by the applicable Statement of Work, including prototypes and final Developed Products, upon completion, for testing and acceptance to Micrus. Biotronik shall memorialize such delivery in a Delivery Confirmation that sets forth the nature and condition of the Deliverables, the medium of delivery, and the date of their delivery. Unless a different procedure for testing and acceptance is set forth in the applicable Statement of Work, Micrus shall commence acceptance testing following its receipt of the Deliverables at Micrus’ own facilities. Upon completion of such testing, but no longer than after four weeks, Micrus shall issue to Biotronik a written notice of acceptance or rejection of the Deliverables. In the event of rejection, Micrus shall give its reasons for rejection to Biotronik in reasonable detail. Biotronik shall use reasonable commercial efforts to correct any deficiencies or nonconformities and resubmit the rejected items as promptly as possible until the Deliverables are accepted; provided, however, that upon the third or any subsequent rejection or if the corrections are not made within reasonable time to be mutually agreed upon after the initial rejection, Micrus may terminate the Statement of Work or, at Micrus’ election, this Agreement, unless the Deliverables are accepted during the notice period. Additionally, Micrus may, at its option, itself correct the deficiencies or engage a third party to correct such deficiencies, and Biotronik shall provide all reasonable assistance requested to Micrus and in such corrective actions, Micrus shall be permitted to set-off reasonable costs incurred for such corrective actions against future payments owed to Biotronik under this Agreement.
3. LICENSE GRANTS.
     3.1 Grant of License. Biotronik hereby grants to Micrus the exclusive (subject only to the provisions of Section 3.2), worldwide, perpetual, irrevocable (except as expressly provided herein) license under the Licensed Technology to develop, have developed, use, sell (directly or through its Affiliates and distributors), offer for sale and import, manufacture, and have manufactured Products, all of the foregoing for neurovascular applications only. For the sake of clarity, by “neurovascular applications” the Parties mean applications to treat aneurysms or arteriovenous malformations (AVMs) as well as other vascular conditions of the brain and the spinal cord.
     In case any of the Confidential Information leads to a patent, Biotronik hereby undertakes to license it free of charge to Micrus for neurovascular use, as Micrus undertakes to license it free of charge to Biotronik for cardiovascular use.
     3.2 Exclusivity. The license will be exclusive, and Biotronik and its Affiliates shall not sell (a) Developed Products or (b) any other products for neurovascular applications. Additionally, Biotronik and its Affiliates shall not license or grant rights under any Licensed Technology to any Third Party for neurovascular applications. Notwithstanding the foregoing, Biotronik shall have the right to have manufactured and sell (directly or through its Affiliates only) carotid stents developed by Biotronik using the Licensed Technology that are Developed Products hereunder, for any application other than neurovascular applications, provided that Biotronik pays half of the costs of development of such product (including clinical and regulatory expenses) in accordance with a Statement of Work signed by the Parties with respect to such Product.
     3.3 Clawback. If Micrus has not fulfilled a yearly Minimum Purchase Order of an approved Product, then Biotronik shall have the right to terminate the license only with respect to such Product by giving sixty (60) days advance written notice to Micrus, provided that Micrus may avoid such termination by curing said default during the sixty (60) day notice period. The AMS-Neuro license, however, will be terminated irrespective of the above mentioned requirements, if there is no commercial product available five years after the signing of this agreement unless such failure is due to the fault of Biotronik, and provided further that if on the fifth anniversary of the Effective date one or more products incorporating AMS technology is in an active EU or USA regulatory approval process, i.e. file submitted or pivotal trial ongoing, the deadline for delivery of a commercial product shall be extended to six years from the Effective Date.

     3.4 Biotronik Exclusive Rights. Micrus agrees that, for so long as Biotronik is (a) not in breach of its development or manufacturing obligations hereunder (b) able to meet Micrus’ reasonable requirements for development and manufacture of Products, Micrus will use Biotronik as its sole contract developer with respect to Products and its sole manufacturer of Products. If Micrus intends to seek a Third Party manufacturer or developer with respect to Products, Micrus will notify Biotronik in writing at least thirty (30) days prior to the commencement of such Third Party’s services (unless Micrus has previously notified Biotronik of a breach hereunder which breach remains uncured), and Biotronik shall have an opportunity to cure any breach or commit to additional services during such thirty (30) day period, subject to Micrus’ reasonable approval of the correction or proposed services.
4. RESEARCH PAYMENTS AND COSTS.
     4.1 Development Research Funding. Research and development costs relating to Developed Products shall be borne solely by Micrus except as expressly herein set forth or as set forth in the applicable Statement of Work (Lekton and Lekton blue not to exceed €120.000). Each Statement of Work shall contain an annual budget for each Developed Product and the method for calculating costs incurred, including detailed FTE rates applicable to the project, together with any mark-up agreed to. The Parties agree that the mark-up applicable to development costs shall be [***] percent ([***]%) unless specified otherwise in an applicable Statement of Work. To the extent Biotronik incurs costs that are reflected in a written pre-approved budget (or if exceed the budget have been pre-approved in writing by Micrus), Biotronik shall invoice Micrus at the end of the then-current Calendar Quarter and Micrus shall make payment to Biotronik to reimburse such costs within 60 days of billing.
     4.2 Reports. With each quarterly invoice under Section 4.1, Biotronik shall deliver a full and accurate accounting of development costs (by Product) for the relevant Calendar Quarter and a computation of the amounts payable.
     4.3 Procedures. Biotronik shall keep full and accurate accounting records of all costs in sufficient detail to determine the amounts payable under Section 4.1. Upon reasonable notice to Biotronik, Micrus shall have the right during normal business hours to have an independent certified public accountant, selected by Micrus and acceptable to Biotronik, audit on a confidential basis Biotronik’s financial records pertaining to development activities to verify the costs payable pursuant to this Agreement; provided, however, that such audit shall not take place more frequently than once in a Contract Year. An adjustment in payment shall be made upon demonstration of any underpayment or overpayment. Micrus agrees to cause the independent accountant to maintain any Biotronik financial records as Confidential Information subject to the restrictions of Section 22.
     4.4 Cost of Audits. The fees and expenses of an audit requested by Micrus pursuant to Section 4.3 shall be borne by Micrus; provided, however, that if any audit reveals that Biotronik overcharged Micrus under this Agreement as to the period being audited by more than five percent (5.0%) of the amount that was payable for such period,

***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

then Biotronik shall, in addition to paying immediately to Micrus any such deficiency, reimburse Micrus for the cost of such audit.
     4.5 Period to be Kept. Biotronik shall retain all books and records it is required to maintain hereunder for the longer of: (a) five (5) years from the date of the invoice to which they pertain; or (b) the applicable time period as required by the laws of the country in which the cost originated.
5. LICENSE FEES; ROYALTY PAYMENTS.
     5.1 License Fees. Micrus shall make the following payments to Biotronik under this Agreement by wire transfer of immediately available funds:
          (a) Micrus will pay Biotronik an amount of €500’000 within 5 business after the Effective Date.
          (b) Micrus will pay Biotronik an amount of €500’000 after Biotronik has obtained CE Mark approval for stenosis application for the Lekton Blue but no later than December 31, 2006.
          (c) Micrus will pay Biotronik an amount of €500’000 after Biotronik has obtained CE Mark approval for scaffolding (i.e. ischemic and aneurysm) applications for Lekton Blue, but no later than December 31, 2006.
          (d) Micrus will pay Biotronik an amount of €100’000 once the CE Marks for stenosis application for the amber Lekton Motion Neuro has been approved by February 28. 2006,
          (e) Micrus will pay Biotronik an amount of €100’000 once the CE Marks for scaffolding application for amber Lekton Motion Neuro has been approved by February 28. 2006.
     5.2 Royalties. In consideration of the worldwide license rights granted herein, Micrus shall pay to Biotronik royalties equal to [***] percent ([***] %) of Net Sales in any country where a Product is distributed. Micrus’ obligation to pay royalties to Biotronik under this Section 5.2 shall be imposed only once with respect to the same unit of Product, regardless of the number of Valid Claims pertaining thereto and regardless of the number of persons and countries involved in the manufacture, distribution and sale thereof. For the sake of clarity (and without limiting the provisions of Section 20.1 and 20.2 below), the obligation to pay royalties with respect to a Product shall apply so long as the Product is covered by one or more Valid Claims in either the United States or the European Union, provided that Biotronik will use reasonable efforts to obtain protection for any existing and new patents included in the Licensed Patents (to the extent not time-barred as of the Effective Date) in the United States, the European Union, Japan, China, Mexico, Argentina and Brazil.

***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     5.3 Terms of Payment. Within sixty (60) days following the end of each Calendar Quarter during the Term, Micrus shall pay earned royalties based on Net Sales during the previous Calendar Quarter. All royalty payments due to Biotronik shall be made in EUROS by wire transfer, as directed in writing by Biotronik.
     5.4 Taxation of Royalties. Insofar as any earned royalties that are due Biotronik under this Agreement are subject to taxation where the taxes are imposed on Biotronik, Biotronik agrees to bear such taxes. Biotronik hereby authorizes Micrus to withhold such taxes from the payments which are payable to Biotronik in accordance with this Agreement if Micrus is either required to do so under the laws of any jurisdiction or directed to do so by an agency of the government of any jurisdiction. Micrus shall furnish Biotronik with the best available evidence of payment whenever Micrus deducts such tax from any payments due Biotronik.
     5.5 Royalty Reduction for Third Party Patents. In the event any Products sold or otherwise distributed by Micrus or its Third Party Sublicensee(s) is covered by one or more patents owned or controlled by a Third Party, then the Royalty in accordance with section 5.2 payable by Micrus to Biotronik under this Agreement shall be reduced by the amount paid by Micrus to such Third Party, provided that in no event shall the amount due to Biotronik hereunder thereby be reduced to less than 10 % and by more than fifty percent (50%). A Royalty reduction shall not take place if Micrus succeeds in licensing in a license from a third party at a lesser price than demanded by Biotronik.
     5.6 Royalty Term; Single Royalty. Royalties shall be earned and paid to Biotronik until the last Valid Claim under the Licensed Patents covering the Product expires. No royalties shall be payable on sales of Products between Micrus and any Affiliate of Micrus, provided that such Affiliate is not an end user of such Products.
     5.7 Currency Transfer Restrictions. If in any country payment or transfer of funds out of such country is prohibited by law or regulation, the parties hereto shall confer regarding the terms and conditions on which Products shall be sold in such countries, including the possibility of payment of royalties to Biotronik in local currency to a bank account in such country or the renegotiation of royalties for such sales, and in the absence of any other agreement by the parties, such funds payable to Micrus shall be deposited in whatever currency is allowable by Biotronik in an accredited bank in that country that is acceptable to Biotronik.
6. ROYALTY REPORTS, PAYMENTS AND ACCOUNTING.
     6.1 Reports. With each quarterly payment made under Section 5.2, Micrus shall deliver a full and accurate accounting of all Net Sales (by Product) for the relevant Calendar Quarter and a computation of the aggregate earned royalties payable.
     6.2 Procedures. Micrus shall keep full and accurate accounting records of Net Sales in sufficient detail to determine the royalties payable to Biotronik. Upon reasonable notice to Micrus, Biotronik shall have the right during normal business hours to have an independent certified public accountant, selected by Biotronik and acceptable to Micrus, audit on a confidential basis Micrus’ financial records pertaining to Product to verify the royalties payable pursuant to this Agreement; provided, however, that such audit shall not (a) take place more frequently than once in a Contract Year, or (b) cover records for more than the time period required for Micrus to report its taxes under the applicable country laws. An adjustment in payment shall be made upon demonstration of any underpayment or overpayment. Biotronik agrees to cause the independent accountant to maintain any Micrus financial records as Confidential Information subject to the restrictions of Section 22.
     6.3 Cost of Audits. The fees and expenses of an audit requested by Biotronik pursuant to Section 6.2 shall be borne by Biotronik; provided, however, that if any audit reveals that Micrus underpaid the royalties due to Biotronik under this Agreement as to the period being audited by more than five percent (5.0%) of the amount that was payable for such period, then Micrus shall, in addition to paying immediately to Biotronik any such deficiency, reimburse Biotronik for the cost of such audit.
     6.4 Period to be Kept. Micrus shall retain all books and records it is required to maintain hereunder for the longer of: (a) five (5) years from the date of the royalty payment to which they pertain; or (b) the applicable time period as required by the laws of the country in which the royalty has been generated.
     6.5 Marketing. Upon sale of a Product, Micrus shall use commercially reasonable efforts, consistent with its customary practices, to mark such Product (or where this is impractical, the Product packaging) with appropriate patent numbers according to all of the relevant laws. Such marking shall be in accordance with the requirements of the individual foreign countries, insofar as foreign sales are concerned.
7. MANUFACTURING; SUPPLY AND DISTRIBUTION.
     7.1 Exclusive Distribution Rights. Biotronik hereby appoints Micrus, and Micrus hereby accepts appointment, as exclusive distributor of the Developed Products for neurovascular applications during the term of this Agreement. Accordingly, Biotronik shall not during the term of this Agreement, supply Developed Products to any Third Party without Micrus’ prior written consent, which may be withheld by Micrus at its sole discretion.
     7.2 Packaging and Labeling. Biotronik shall supply the Products ready for sale in accordance with packaging and labeling instructions as specified in the Product Specification. The Product labeling shall include the statement “Manufactured exclusively for Micrus Endovascular Corporation” or such similar wording as is approved by Micrus, subject to the provisions of applicable law.
     7.3 Alteration of Products, Expired Products.
          (a) Micrus shall not be allowed to alter, amend or modify the Product or any Product packaging or labeling without prior written consent of Biotronik.

          (b) Micrus shall not sell any Products beyond their stated expiration date. Biotronik will not take any responsibility on expired Products and therefore will not refurbish or replace expired Products once accepted by Micrus.
     7.4 Marketing Efforts. Micrus shall have the following obligations with respect to the marketing and distribution of the Products:
          (a) to use reasonable commercial efforts to further the promotion, marketing, and distribution of the Products;
          (b) to provide adequate and appropriate training to its staff concerning the Products;
          (c) to use sales and technical literature as well as promotional artwork and training materials provided by Biotronik and reasonably acceptable to Micrus. Where appropriate, Micrus may alter such materials or develop any other materials in connection with the marketing and distribution of Products (product brochures and sales aids), which shall be subject to Biotronik’s prior written approval, which shall not be unreasonably withheld or delayed. Biotronik retains all right, title and interest in materials developed by Biotronik, and Micrus retains all right, title and interest in materials developed by Micrus.
     7.5 Trademarks. Micrus shall be the owner of and have the right to select new trademarks to be used in connection with the Products. To the extent (if any) that Biotronik is authorized by this Agreement to distribute Products, Biotronik shall have the right to distribute the Products free of charge under any trademark of its own. Micrus shall have the right to use the already existing Trademarks in Biotronik ´s property for said Products in accordance with good customary trademark practice, and to avoid taking any action that would in any manner impair or detract from the value of the Trademark or the goodwill and reputation of either Biotronik. Micrus acknowledges Biotronik’s ownership of Trademarks and related goodwill.
     7.6 Customer Service. Micrus shall provide customer service, including, but not limited to, taking orders, responding to customer inquiries, fulfilling requests for quotes on Product pricing, forwarding Product complaints to Biotronik on a timely basis, as legally required and providing such assistance and information as is reasonably requested.
     7.7 Sales and Technical Literature.
          (a) Biotronik shall provide to Micrus sales, advertising and technical literature and materials required by Micrus and shall make available copies of promotional artwork it may have prepared. If available, Biotronik may provide the same to Micrus in electronic format.
          (b) Any adjustments or modifications of sales, advertising and technical literature to the requirements of Micrus shall be charged to and covered by

Micrus. Said cost coverage is subject to quotation and budget approval by Micrus prior to commencement of any adjustment or modification. Payments are limited to the approved budget and shall be paid after acceptance of the adjustment or modification by Micrus. Biotronik shall hold the copyright of any adjusted or modified sales, advertising and technical literature.
8. FORECASTS, PURCHASE ORDERS, ORDER ACCEPTANCE.
     8.1 Forecasts.
          (a) Micrus agrees to provide Biotronik with a 12 (twelve) months binding forecast indicating Micrus’ intended purchases of the Products detailed to the individual variant by catalogue number and the calendar month of forecasted purchase. Micrus agrees to reach a double digit market share in the US and Europe for each Product.
          (b) Such forecast shall be updated by Micrus on a rolling monthly basis for each succeeding 12 (months) months period and shall be used for purposes of facilitating Micrus’ marketing plans and permitting Biotronik and its suppliers to meet their lead times for the Products. Micrus will use its commercially reasonable efforts to notify Biotronik promptly of any changes in its forecast.
     8.2 Purchase Order.
          (a) Micrus shall order Products by means of written Purchase Orders. The Purchase Order shall specify applicable prices, quantities by catalogue number, shipping schedule, shipping instructions, applicable Product Specification, any special requirements, and other similar matters which are necessary for the individual transaction. All orders are subject to acceptance by Biotronik, provided that Biotronik may only refuse a Purchase Order to the extent expressly permitted by this Agreement.
          (b) The first 3 (three) months of each forecast shall be covered by a firm Purchase Order in an amount of Products equal to such forecast for such three month period, and the quantitites to be ordered in the firm Purchase Order for the following month shall shall not deviate form the prior months ´s twelve-month forecasted quantities for such month by more than minus 50% (minus fifty percent). Biotronik shall accept Purchase Orders calling for quantities exceeding the forecasted quantities but may limit accepted quantities to 130 % of the most recently forecasted quantities. Afterwards, Micrus will place Purchase Orders every month covering an additional month of supply period.
     8.3 Order Acceptance. Biotronik shall accept or refuse in writing Micrus’ issuance of any Purchase Order, within 5 (five) business days from the date when the order has been received and shall not be refused without just cause. Any Purchase Order that is not rejected within the above stated period shall be deemed accepted.
     8.4 Lead Time. Biotronik’s lead-time between cleared purchase order and product shipment is 6 (six) weeks.

     8.5 Purchase before Approval. If Micrus submits firm Purchase Orders to Biotronik before actual regulatory approval of the Products in Europe (CE-Mark) or US (FDA-mark), and if Biotronik accepts such orders, then if the regulatory approval of the Products as evidenced by a CE-mark or FDA-approval is not obtained prior to or on the ordered shipment date, then without further liability of the parties such Purchase Order shall be deemed to be completely cancelled.
     8.6 Minimum Purchase Orders. Micrus shall order the quarterly or annual Minimum Purchase Order quantities of each Product as shown in the applicable Statement of Work.
9. DELIVERY, LATE DELIVERY, SHIPMENT DESTINATION, ACCEPTANCE
     9.1 Delivery. Biotronik commits to deliver the Products as specified in each accepted Purchase Order to the Micrus warehouse. Biotronik will deliver Products to a common carrier designated by Micrus on or before the date specified for such delivery on the relevant Purchase Order. It is Micrus’ obligation to notify Biotronik of any special packaging requirements (which shall be at Micrus sole expense). Unless otherwise agreed in writing by Biotronik and Micrus, all deliveries of the Product shall be to FCA INCOTERMS 2000, Bülach, Switzerland.
     9.2 Late Delivery. Biotronik shall notify Micrus promptly whenever it anticipates a potential delay in filling any of the Purchase Orders. Biotronik is allowed to make partial delivery of a confirmed Purchase Order, provided that all additional transportation costs shall be borne by Biotronik.
     9.3 Acceptance of the Products. Micrus shall inspect each shipment of Products and give Biotronik written notice of any obvious defect in or damage to any Product or obvious non-conformity with the Product Specifications or the Purchase Order within 20 (twenty) business days as of the day of receipt of the Products. The Parties understand and agree that Products shipped to Micrus with a use-before-period (shelf life period) of less than 18 months will not be accepted. Without in any way limiting Biotronik’s indemnification obligations under Section 13, any claims relating to defects or damages or non-confomity that are not submitted to Biotronik in writing within such period shall be deemed to be waived and released. If Biotronik disagrees with Micrus claim that the Product delivered to Micrus is nonconforming, the Parties shall first use good faith efforts to settle such dispute within 30 (thirty) days following Biotronik’s receipt of notice of non-conformity under this section 9.3. If they are unable to do so within such time period, the dispute will be resolved by a mutually acceptable independent third party laboratory, which will analyze the allegedly non-conforming Product and determine whether such Product conforms with the Product specifications and the Purchase Order. The Parties agree that such laboratory’s determination regarding conformance with the Product specification and the Purchase Order will be final and binding. The Party against whom the third party laboratory finds shall bear the costs of this analysis, in case of partial finding against and in favor of a party this party will bear the costs pro rata as determined by the third party laboratory. If the Parties cannot agree upon a third party laboratory within four weeks, such laboratory shall be determined by the President of the Chamber of Commerce of Zurich.
     9.4 Packaging and Labelling. All Products ordered by Micrus shall be packaged for shipment and storage in accordance with Biotronik ´s standard commercial practices and industry standard. Micrus shall initiate translating all user and technical manuals and advertising and marketing information provided by Biotronik into the languages of the customers of Micrus. Any user and technical manuals and advertising and marketing information or translation in the possession of Micrus may be used by Biotronik free of charge in the performance of its obligations hereunder.
10. PRICES, PAYMENT TERMS.
     10.1 Prices. Pricing will be in EURO. The price for Products delivered under this Agreement shall be equal to Biotronik’s Fully Burdened Manufacturing Costs plus [***] %. The Parties shall meet periodically, but in no event less than twice each Contract Year, to review in detail the calculation of Fully Burdened Manufacturing Costs, together with the relevant financial records and other back-up used by Biotronik, and to confer and agree on the Fully Burdened Manufacturing Costs amount that shall prevail for each Product until changed by mutual written agreement.
     10.2 Payment Terms. Biotronik shall issue an invoice for each shipment and Micrus shall make payment of the relevant invoice within 60 (sixty) days after shipment of the Products to Micrus or issuance of the relevant invoice, whatever occurs later. All payments will be made in Euro currency by wire transfer to the bank account designated by Biotronik.
     10.3 Late Payment Interest. Any sums that are not paid by Micrus when due shall bear interest at an annual rate of 5% (five percent) above EURIBOR (European Interbank Offering Rate) as determined at the beginning of the respective calendar year.
11. PRODUCT CHANGES.
     11.1 Change of Products. Micrus may propose changes to released Product Specification. Such changes will be reviewed by Biotronik as well as the related effect on the costs of the Product will be determined. Changes shall be subject to Biotronik approval, which shall not be unreasonably withheld or delayed. Biotronik will notify Micrus of acceptance of the proposed changes and advise of any additional costs. If additional costs are involved, Biotronik must receive written notification from Micrus of acceptance of the additional costs, before starting the implementation of the proposed change.
     11.2 Notification of Change. Biotronik shall inform Micrus at least 2 (two) months ahead of:
          (a) any design change that changes form, fit or function of the Product,

***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (b) any clinical indication, contraindication or intended use of the Product,
          (c) any change which requires a change in the Product Specification,
          (d) any change of the actual production site or
          (e) any change of the Product or packaging which is visible by the user of the Product.
Unless Micrus agrees in writing, such changes shall be deemed to be rejected. If additional costs are involved, Biotronik must receive written notification from Micrus of acceptance of the additional costs.
     11.3 Required Changes caused by Remedial, Preventive or Corrective Measure. Biotronik will bear all directly related costs (for example but not limited to: materials, labour and transportation) associated with implementing modifications or recalling Products already delivered, arising from remedial, preventive or corrective action measures due to design, labeling or manufacturing.
12. WARRANTIES, REPRESENTATIONS AND COVENANTS.
     12.1 Biotronik represents and warrants to Micrus that the following statements are true:
          (a) Biotronik has the right to license the Licensed Technology as contemplated herein and to perform its obligations hereunder;
          (b) there are no obligations of Biotronik to Third Parties that would adversely affect Biotronik’s performance under the Agreement;
          (c) Biotronik has the right and authority to enter into this Agreement;
          (d) the Licensed Technology includes all rights necessary to develop, manufacture and sell the Products and to have Products sold by third parties (subject to the limitations herein expressly set forth); and
          (e) the Developed Products do not and will not infringe the intellectual property rights of a third party in the European Union or the United States of America. This warranty is given under the condition precedent that Biotronik has approved the product design selected and (to the extent relevant) the Third-Party licenses used by Micrus.
     12.2 Micrus represents and warrants to Biotronik that the following statements are true:
          (a) there are no obligations of Micrus to Third Parties that would adversely affect Micrus’s performance under the Agreement; and

          (b) Micrus has the right and authority to enter into this Agreement.
     12.3 Disclaimer. NEITHER PARTY MAKES ANY WARRANTIES, EXPRESSED OR IMPLIED, OTHER THAN THOSE MADE HEREIN WITH RESPECT TO LICENSED TECHNOLOGY OR PRODUCTS. ALL OTHER WARRANTIES, EXPRESSED AND IMPLIED, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY EACH OF BIOTRONIK AND MICRUS. This disclaimer shall not limit in any way representations, warranties and obligations set forth in any other written agreement.
13. INDEMNIFICATION.
     13.1 Indemnification by Micrus. Micrus hereby agrees to and hereby does indemnify and hold Biotronik harmless from and against all damages, losses, costs and expenses, including reasonable attorneys’ fees, which Biotronik or any of its officers, directors, employees, Affiliates, distributors or customers may incur as a result of Claims to the extent that such Claims arise out or result from; (i) the unlawful sale or other distribution of Product by Micrus; (ii) the negligent or willful misconduct of Micrus in the distribution, labeling or packaging of the Product; (iii) Micrus’ use of Product in violation of this Agreement; (iv) modification of the Product by Micrus, (v) combination of the Product with any product other than those provided or recommended by Biotronik for use with the Product or otherwise approved by Biotronik for such use, or (vi) breach of any representation, warranty, or obligation by Micrus hereunder, except for such Claims which arise out of or result from the negligence or misconduct of Biotronik. Micrus shall have sole control of any such action or settlement negotiations, and Micrus agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Biotronik on such issue in any such suit or proceedings defended by Micrus. Biotronik agrees to notify Micrus promptly in writing of any Claim and gives Micrus authority to proceed as contemplated herein, and, at Micrus’ expense, and Biotronik agrees to give Micrus proper and full information and assistance to settle and/or defend any such Claim. Biotronik agrees to notify Micrus promptly in writing of such claim, suit or proceeding and gives Micrus authority to proceed as contemplated herein, and, at Micrus’ expense, give Micrus proper and full information and assistance to settle and/or defend any such claim, suit or proceeding, provided that Micrus shall not settle such claim, suit or proceeding in a manner prejudicial to Biotronik without the written consent of Biotronik.
     13.2 Indemnification by Biotronik. Biotronik agrees to and hereby does indemnify and hold Micrus harmless from and against all statutory, regulatory, common law and equitable claims (damages, losses, costs and expenses, including reasonable attorneys’ fees), which Micrus or its officers, directors, employees, Affiliates, distributors or customers may incur by reason of (a) any Claim that any Product furnished to Micrus under this Agreement resulted in injury, illness, or death of any person, to the extent that such Claims arise out of or result or are alleged to result from (i) Product design, (ii) manufacturing or (iii) breach of any representations or warranties by Biotronik hereunder, except to the extent such Claims arise from the negligence or willful misconduct of

Micrus, any modification of the Product other than by or for Biotronik or any breach by Micrus of any of its obligations, representations or warranties under this Agreement, or (b) any Claim that a Product infringes the patent, copyright, trade secrets, trademarks or other rights of any Third Party, provided that such claim, suit or proceeding is not based on a modification of the Product by Micrus or a combination of the Product with any product other than those provided or recommended or permitted by Biotronik for use with the Product. Biotronik shall have sole control of any such action or settlement negotiations, and Biotronik agrees to pay, subject to the limitations hereinafter set forth, any final judgment entered against Micrus or its affiliate, distributor or customer on such issue in any such suit or proceedings indemnified hereunder by Biotronik. Micrus agrees to notify Biotronik promptly in writing of such claim, suit or proceeding and gives Biotronik authority to proceed as contemplated herein, and, at Biotronik’s expense, give Biotronik proper and full information and assistance to settle and/or defend any such claim, suit or proceeding, provided that Biotronik shall not settle such claim, suit or proceeding in a manner prejudicial to Micrus without the written consent of Micrus. If the sale or use of a Product, or any part thereof, is enjoined, then Biotronik shall, at its option and expense: (a) procure for Micrus and its customers the right under such patent, trademark or other intellectual property to make, sell and use as appropriate, the Product or such part thereof; or (b) replace the Product, or part thereof, with other suitable Product or parts; or (c) suitably modify the Product, or part thereof, or (d) if none of the foregoing procurement or replacement remedies is practical, refund the aggregate payments paid by Micrus under this Agreement. Biotronik shall not be responsible under this Section 12.2 for damages to the extent resulting from contractual commitments of Micrus to Third Parties and not from the application of statutes, regulations, common law or general legal principals, except to the extent Biotronik has agreed to or approved in writing such contractual commitments.
     13.3 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER MICRUS NOR BIOTRONIK WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (i) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST PROFITS OF THE OTHER PARTY OR (ii) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. NEITHER MICRUS NOR BIOTRONIK SHALL HAVE ANY LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND THE RESPECTIVE REASONABLE CONTROL OF SUCH PARTY AND ITS AFFILIATES.
     13.4 Insurance. Each Party shall obtain and keep in force during the term iof this Agreement and for four years thereafter a liability insurance policy in an amount not less than EUR 10 million in the aggregate (in the case of Biotronik) and U.S. $10 million in the aggregate (in the case of Micrus), which policy shall insure against any and all claims, liabilities, costs, or expenses resulting form or caused by (or claimed to be resulting form or caused be) the use or operation or distribution of the Products. The insurance carrier shall be a reputable international company reasonably acceptable by the other Party and will have an AM Best rating of no less than A-. A copy of the confirmation of coverage shall be given to the other Party prior to distribution of each Product and thereafter as practical at the beginning of each new policy term.
14. TERM AND TERMINATION.
     14.1 Term. This Agreement shall commence on the Effective Date and shall be perpetual, unless otherwise terminated earlier by operation of law or in accordance with Section 14.2 or 14.3.
     14.2 Termination for Cause. Either Party may terminate this Agreement upon written notice to the other Party in the event the other Party (a) materially breaches this Agreement and fails to cure such breach within sixty (60) days after receipt of written notice of breach from the non-breaching Party (provided that a breach of Minimum Purchase Order requirements shall not be grounds for termination hereunder but shall be subject to the provisions of Section 3.3 hereof), or (b) makes a general assignment for the benefit of creditors, has a receiver appointed on its behalf, or files or otherwise becomes subject to bankruptcy or insolvency proceedings which continue unstayed and in effect for a period of sixty (60) days, or (c) does not reasonably commercialize the products . In addition, this Agreement may be terminated with respect to any Products with respect to which the licenses hereunder have been terminated pursuant to Section 3.3 above. All disputes concerning termination shall be resolved in accordance with Section 22.10.
     14.3 Termination Without Cause. Micrus may terminate this Agreement, without cause, on a patent-by-patent or a product-by-product basis, or in its entirety, upon three hundred and sixty (360) days’ prior written notice to Biotronik. Upon such termination, the respectively-terminated license rights granted herein will cease.
     14.4 Accrued Rights and Obligations. The termination, expiration, cancellation or abandonment of this Agreement through any means and for any reason shall not relieve the Parties of any obligations accruing prior thereto and shall be without prejudice to the rights and remedies of either Party with respect to the antecedent breach of any of the provisions of this Agreement. Further, Sections 12, 13, 14, 18, 19, 20, and 21 shall survive the termination of this Agreement for a period of five (5) years, unless otherwise expressly provided herein to the contrary. In addition, Micrus shall retain the right after termination to distribute Products remaining in inventory, provided that the provisions of this Agreement relating to royalties shall survive with respect to Net Sales of any Products sold after termination hereof.
15. ASSURANCE OF SUPPLY.
     15.1 If Biotronik discontinues the manufacturing of a Product, or if Biotronik is unable to supply the desired quantities of a Product in accordance with the provisions of this Agreement, Micrus shall have the right, but not the obligation, to manufacture itself, or to license a Third Party to manufacture, the Product, and Biotronik shall provide to Micrus or such Third Party manufacturer, all information and assistance required in order to enable Micrus or the Third Party to manufacture, including Technical Information, specialized tools and the like, provided that such assistance may be used solely for the purpose of fulfilling the supply obligations of Biotronik under this Agreement. Biotronik shall notify Micrus at least 12 (twelve) months in advance of any discontinuation, and the discontinuation shall be subject to Micrus’ written approval, for so long as Micrus has fulfilled the Minimum Purchase Orders hereunder with respect to such Product.
     15.2 Micrus has the right of a last order which will be fulfilled by Biotronik and which shall cover Micrus’ demand of up to 12 (twelve) months. The last order shall take into account the quantity Micrus has ordered for the last 12 (twelve) months and the quantity Micrus has most recently forecasted, and shall not deviate by more than thirty percent the average to the positive or negative the average monthly quantities ordered by Micrus over the last twelve months prior to Biotronik ´s notice of discontinuance..
     15.3 Where possible, the Parties shall agree on a replacement of such discontinued Product and the time schedule of the transition from the discontinued Product to a suitable replacement product. If no such replacement product is agreed, Micrus shall have the right to terminate the Agreement upon 30 (thirty) days written notice to Biotronik.
16. REGULATORY AFFAIRS.
     16.1 Regulatory Approval. Biotronik will obtain and maintain in its own name and at its own expense all required regulatory approvals for sale of the Product in the United States and required European Regulatory Approval for the Products in the European Union (CE-Mark). Biotronik shall provide Micrus with all information Micrus reasonably requests, not including a copy of the CE-certificate related to the Product , but any change or renewal of the same. Biotronik will report without delay any withdrawal or expiration without renewal of any Product certificate or approval.
     16.2 Additional Approvals. Biotronik will use best efforts to obtain regulatory approval of the Products for any other country or region outside the European Union or the United States of America if so requested by Micrus. Micrus shall bear the full costs for the additional approvals. Said cost bearing is subject to quotation and budget approval by Micrus prior to commencement of any submission preparation. Payments are limited to the approved budget and shall be done after unconditional regulatory approval has been achieved. If legally required, Biotronik will disclose to the regulatory authorities that Micrus is the distributor of the Products.
     16.3 Regulatory Support. Micrus or the respective sub-distributors of Micrus shall provide Biotronik with all reasonable required support, especially in the US or Japan, to comply with any local regulatory law and requirement including but not limited to assisting and executing all documents necessary to satisfy all regulatory requirements in the jurisdictions in which the Product is distributed.
     16.4 Sale or Import without Regulatory Approval. Biotronik shall not be responsible for any sale or import of the Products into countries or regions without the national or supranational regulatory approvals required by applicable law.

     16.5 Cooperation. Biotronik agrees to cooperate in good faith with Micrus with respect to any regulatory approvals sought by Micrus relating in any way to Products, and to cooperate with Micrus and any regulatory bodies in connection with any audit by any such body of either Micrus or Biotronik. Biotronik shall bear the costs of any such cooperation or audit to the extent they relate to Products, except to the extent (if any) arising out of a violation by Micrus of any applicable law.
17. QUALITY MANAGEMENT.
     17.1 Quality Management System.
          (a) Biotronik will establish and maintain a quality management system in accordance with ISO 13485:2003 (“Quality Management System”). Biotronik represents and warrants that the production of the Product takes place under the CE-certified Quality Management System.
          (b) Biotronik provides a copy of the CE-certificate concerning the approved Quality Management System upon approval of the Product and with any renewal of the certificate. Biotronik will report without delay any withdrawal or expiration without renewal of the legally required Quality Management System certificate.
     17.2 Compliance Inspection. Biotronik shall inspect and test Products prior to delivery to Micrus to ensure compliance with the Product Specifications.
     17.3 Traceability by Biotronik. In accordance with the relevant quality standards and internal Biotronik procedures, traceability of critical or major components, processes, manufacturing and release inspection results shall be maintained by Biotronik or its supplier to the individual Product identified by serial or lot number. The collected records will be archived by Biotronik or the supplier for a period of at least one year after the expiration date of the respective Product, but no less than the period required by United States or European Union legal provisions, international standards or the Quality Management System of Biotronik, whatever will result in the most extended period.
     17.4 Traceability by Micrus. In accordance with the relevant quality standards and internal Micrus procedures, traceability of critical or major components, processes, manufacturing and release inspection results shall be maintained by Micrus or its supplier to the individual Product identified by serial or lot number. The collected records will be archived by Micrus or the supplier for a period of at least one year after the expiration date of the respective Product, but no less than the period required by United States or European Union legal provisions, international standards or the Quality Management System of Micrus, whatever will result in the most extended period. Micrus warrants to levy its distributors with the same obligations as contained in this paragraph.
18. LIMITED WARRANTY.
     18.1 Warranty Period. Biotronik warrants that, for the Warranty Period each unit of Product shall be free from defects in material and workmanship and shall conform to the applicable Product Specification and the relevant Purchase Order. This warranty is limited to Micrus and its Affiliates, dealers, sales representatives or agents belonging to the Micrus sales force and may not be assigned to Third Parties.
     18.2 Warranty Conditions. The limited warranty is contingent upon proper use and storage of the Products in accordance with Biotronik’s Instructions for Use and will not apply to Products on which the original identification marks have been removed or altered, or to defects or failures due to:
          (a) disaster, accident, neglect or misuse by Micrus,
          (b) failure or defect of electrical power, external electricity or circuitry, air conditioning or humidity control, or
          (c) the use in combination with devices or accessories not provided or approved by Biotronik.
     BIOTRONIK ´S WARRANTIES SET FORTH IN THIS SECTION AND IN SECTION 12 HEREOF ARE ITS EXCLUSIVE WARRANTIES TO MICRUS WITH RESPECT TO PRODUCT AND ARE GIVEN AND ACCEPTED IN LIEU OF ANY AND ALL OTHER WARRANTIES EXPRESS OR IMPLIED CONCERNING PRODUCT; OR ANY PATENT OR PROPRIETARY RIGHTS RELATING THERETO; AND INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
     18.3 Notification, Replacement or Credit.
          (a) In case a defect in or a non-conformity of a Product occurs within the Warranty Period, Micrus shall notify Biotronik in writing. Biotronik will, at no charge replace or credit any Product which is not in conformance with the limited warranty and which is not excluded from replacement because of violation of any warranty condition in Section 18.2 above.
          (b) Replacement of or credit for the defective or non-conforming Product in compliance with this Section 18.3 shall be Micrus’ sole remedy with respect to any Product defect or non-conformity.
          (c) All Products or parts thereof claimed to be defective or non-conforming with the Product Specifications or the relevant Purchase Order must be kept at shipment destination, for inspection by Biotronik. Micrus shall return any non-conforming or defective Products as directed by Biotronik and at Biotronik’s expense for credit or replacement at Micrus’ discretion.
          (d) Biotronik will grant replacement or credit immediately after confirmation of the defect or non-conformity by Biotronik but no later than 15 (fifteen) days after receipt of the defective or non-confirming Product.

          (e) In case of replacement, Biotronik will ship the replaced Product DDP to Micrus’ designated warehouse in accordance with INCOTERMS 2000.
19. REPORTING, PRODUCT ANALYSIS, VIGILANCE, REMEDIAL ACTION.
     19.1 Complaints. Micrus will transmit to Biotronik all oral or written complaints referring to the Product at the time the complaints are entered into Micrus’ system.
     19.2 Safety Notification. In case a Product is suspected of deviating from the Product Specification, or under any other circumstance where such Product might cause, or already has caused harm to a patient, user or other person, each Party shall notify the other Party in writing (“Safety Notification”), irrespective of the time or location of detection of the potentially faulty Product, as soon as the respective Party gains knowledge of such. It is Biotronik’s sole responsibility to file Medical Device Reports or Vigilance Reports to any legal authority for the Products in order to comply with the applicable laws and regulations in the territory. Nothing in this Agreement shall prevent Micrus from also substituting a report of any medical device incident. Safety Notifications and any other complaints on the Products are to be effected to the following address:

Micrus Endovascular Corporation	Biotronik AG
Attn. Medical Device Safety Officer	Attn. Medical Device Safety Officer
Street 821 Fox Lane	Ackerstrasse 6
San Jose, California 95131	CH-8180 Bülach, Switzerland
Tel.: +1 408 433 1400	Tel.: + 41 44 864 1069
Fax: +1 408 433 1401	Fax: + 41 1 864 50 05
     19.3 Product Analysis. Biotronik is obliged to analyse free of charge any Product returned from the field or found otherwise which is potentially non-conforming with the Product Specifications, is malfunctioning or defective, or, might cause or already has caused harm to a patient, a user or another person, and to report to Micrus findings, failures, actual or probable root causes within 20 days when it becomes known to Biotronik.
     19.4 No Statement. In the event of an actual or alleged malfunction or defect of a Product, Micrus or its representatives or agents will not make any public statement as to the cause, before having been informed by Biotronik and having received Biotronik’s written analysis of the malfunction or defect, and will then not render statements different from the results of such analysis (provided that this Section 19.4 shall not prevent Micrus from reporting any information which it is required to report in order to comply with applicable law or in the context of a legal proceeding).
     19.5 Sales Records. Micrus will maintain complete and accurate lists and records reflecting all Product sales and related transactions as may be required by law and to comply with the EU regulations, regulations of the EC-Council Directive concerning medical devices or other legal requirements applicable for a country to secure traceability of each Product.
     19.6 Product Recall. If either Party believes that a recall of any Product is desirable or required by law, it shall immediately notify the other Party. The Parties shall then discuss reasonably and in good faith whether such recall is appropriate or required and the manner in which any mutually agreed recall should be handled.
     19.7 Remedial Actions. It is Biotronik’s exclusive right and obligation to issue recalls, safety alerts, advisory notices or similar remedial actions of the Products. In such case, Micrus will support and fully co-operate with Biotronik to comply with the applicable laws and regulations. Furthermore, in such case Micrus will notify its customers and, upon Biotronik’s request retrieve identified Products. Biotronik shall bear all direct costs and expenses of any recall, including the costs of notifying customers and costs associated with the shipment of recalled Product from customer to Micrus or Biotronik, and replacement of such Products
20. LICENSED PATENTS.
     20.1 Prosecution. Biotronik shall take all reasonable and prudent steps to prosecute and maintain rights under the Licensed Technology including Licensed Patents. If Micrus intends to distribute Products in any jurisdiction where such Products are not covered by patents, Micrus may request that Biotronik pursue patents in such jurisdiction. If Biotronik does not confirm in writing within sixty (60) days its intention to prosecute patents in the requested jurisdiction (or if having so confirmed it fails to expeditiously seek patent protection) then Micrus shall have the right to file for patents in such jurisdictions, and Biotronik agrees to execute any documents or powers of attorney reasonably necessary in order to permit Micrus to do so. Micrus shall bear the cost of any prosecution it pursues as a result of Biotronik declining to do so, provided that Micrus may offset its reasonable out-of-pocket expenses, including without limitation attorney’s fees and filing fees, from royalties otherwise owing hereunder with respect to Products sold in such jurisdiction. For the sake of clarity, nothing in this paragraph shall lead to a reduction of Biotronik’s claim to royalties, once the above fees have been offset, and the Net Sales of the Products shall be computed as if the patents had been applied for by Biotronik. Any patent applied for in accordance with this paragraph is considered to be a Valid Claim, and any product distributed, manufactured or sold with the protection of such a patent is considered to be a Licensed Product.
     20.2 Enforcement. Micrus shall have the first right, but not the obligation, to enforce the Licensed Technology against any Third Party infringers with respect to products and services in the field of neurovascular applications, and to defend any claims that Licensed Products infringe the rights of a Third Party. Biotronik shall provide all assistance reasonably requested at Micrus’ cost. Micrus shall retain any recovery obtained in any proceedings. Micrus shall not settle or compromise any claims relating to the Licensed Technology in a manner that will prejudice Biotronik, without Biotronik’s prior written approval.

21. CONFIDENTIALITY; PUBLICATIONS.
     21.1 Confidentiality. It is contemplated that in the course of the performance of this Agreement each Party may disclose from time to time Confidential Information to the other Party. Each Party agrees (a) not to use Confidential Information received from the other for any purpose other than the performance of its obligations hereunder, and (b) not to disclose Confidential Information so received to any Third Party, except as is necessary for such performance of this Agreement or as is required by a court or governmental authority. In the event that such disclosure to a Third Party becomes necessary or required (for instance, in the context of a litigation under the provisions of an appropriately crafted protective order), the disclosing Party shall give to the Party from whom the Confidential Information was received the greatest practical prior written notice so as to permit the latter to take all possible action to perfect and/or safeguard its rights in the Confidential Information, including approving the Confidential Information to be disclosed to such Third Party. The obligations of the Parties relating to Confidential Information shall expire five (5) years after termination of this Agreement.
     21.2 Public Announcements. Neither Party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, except as may be required by law or judicial order, without the written consent of the other Party, which consent shall not be unreasonably withheld. Subject to any legal or judicial disclosure obligation, any such public announcement proposed by a Party that names the other Party shall first be provided in draft to the other Party which shall have five (5) business days to review such draft prior to the issue or publication of the announcement.
     21.3 Safety. During the term of this Agreement, each party shall promptly inform the other party of any information that it obtains or develops regarding the utility and safety of any Licensed Product and shall promptly report to the other party any confirmed information of serious or unexpected reactions or side effects related to the utilization or medical administration of such Licensed Product.
22. MISCELLANEOUS.
     22.1 Employee Solicitation. During the term of this Agreement and for 1 (one) year after its termination for any reason, neither Party will solicit the other Party’s employees involved in performance of the Agreement, without prior written consent of the other Party, except that the provisions of this sentence are not intended to apply
          (a) to any general solicitation or advertisement for employment that is not specifically directed to the other Party’s employees or;
          (b) to efforts by an independent recruiter who is not directed to target the other Party’s employees.
     22.2 Compliance with Laws.

          (a) Each Party shall market and distribute the Products in compliance with all applicable laws and regulations including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and all applicable export laws, restrictions and regulations of any U.S. or foreign agency or authority and not to export or re-export or allow the export or re-export of the Product or any related technology or information in violation of any such laws, restrictions or regulations. Each Party hereby declares that it has read and understood the provisions of the FCPA and, on that basis, it further represents and covenants that neither it nor any of its employees or agents have taken or will take any action to cause such party to be in violation of the FCPA. Specifically, each party hereby certifies that it has not paid, nor offered or agreed to pay, nor has caused to be paid, or offered or agreed to be paid, directly or indirectly, in respect of this Agreement, any political contributions, fees or commissions to any public or governmental employee or official anywhere for the purpose of influencing such official’s act or decision to provide business to such Party. Each Party further certifies that it will not, directly or indirectly, in connection with this Agreement and the business resulting therefrom, offer, pay, promise to pay, or authorize the giving of money or anything of value to any public or governmental employee or official, to any political party or official thereof or to any candidate for political office, or to any person, while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any public or government official, to any political party or official thereof, or to any candidate to political office, for the purpose of: (a) influencing any act or decision of such official, political party, party official, or candidate in his or its official capacity, including a decision to fail to perform his or its official functions; or (b) inducing such official, political party, party official or candidate to use his or its influence with the government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in order to assist Micrus or Biotronik in obtaining or retaining business for or with, or directing business to any third party.
          (b) Each Party agrees that if subsequent developments cause the certifications and information reported herein to be no longer accurate or complete, such Party will immediately so advise the other Party hereto. Each Party further agrees that its violation of any part of this Section 22.2 will be a material breach of this Agreement and cause for immediate termination, without further liability or obligation on the part of the non-breaching Party notwithstanding anything to the contrary provided in this Agreement.
     22.3 Entire Agreement. This Agreement, together with the schedules, constitute the entire agreement between the Parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto. No other licenses other than those enumerated herein are granted by Biotronik to Micrus.
     22.4 Amendment or Modification. Neither Party shall claim any amendment, modification or release from any provision hereof by mutual agreement, unless in writing signed by an authorized representative of each Party.

     22.5 Severability. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
     22.6 Assignment. Neither Party shall assign this Agreement in whole or in part without the prior written consent of the other Party, except that Biotronik may assign this Agreement to an Affiliate that is a corporate entity, Micrus may assign this Agreement to a successor-in-interest in connection with a sale of assets, stock or other form or combination and its successors shall have the right to assign this Agreement to an acquirer of substantially all of the stock or assets of such entity (including, without limitation, an acquisition via merger transaction). Any sale or transfer of Licensed Technology shall be made subject to this License Agreement.
     22.7 Notices.
     (a) All notices hereunder shall be in writing and shall be delivered personally, mailed by overnight delivery, registered or certified mail, postage prepaid, mailed by a nationally-recognized overnight courier or given by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), to the following addresses:

If to Biotronik:	Biotronik AG Ackerstrasse 6 CH-8180 Bülach Attn: CEO

If to Micrus:	Micrus Endovascular Corporation 610 Palomar Avenue Sunnyvale, CA 94085 Attention: CFO
     (b) Notices shall be effective upon receipt if personally delivered, on the third business day following the date of mailing if sent by certified or registered mail and on the second business day following the date of delivery to the overnight courier if sent by overnight courier, or the date of transmission if sent by facsimile. A Party may change its address listed above by notice to the other Party.
     22.8 Force Majeure. Any delay in the performance of any of the duties or obligations of either Party under this Agreement caused by an event outside the affected Party’s reasonable control shall not be considered a breach of this Agreement, and the time required for performance shall be extended for a period equal to the period of such delay. Such events shall include, without limitation: acts of God; riots; embargoes; labor disputes, including strikes, lockouts, job actions, or boycotts; fires; explosions; earthquakes; floods; shortages of material or energy; or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the Party so affected. The Party so affected shall give prompt notice to the other Party of such cause and shall take whatever reasonable steps are necessary to relieve the effect of such cause as rapidly as possible.
     22.9 Governing Law. This Agreement shall be construed, interpreted and governed by the laws of Switzerland, without regard to conflict of laws principles.
     22.10 Dispute Resolution. In the event of any dispute arising out of or relating to this Agreement, the Parties shall refer such dispute to their respective Executives for attempted resolution of the dispute by good faith negotiations within sixty days. In the event, such officers are unable to resolve such dispute within sixty days, each Party may bring ist claim to an arbitration panel constituted by three arbitrators, one appointed by each Party and the third appointed by the two arbitrators, in accordance with the rules of the Schiedsgericht of the Zürcher Handelskammer. The place of the arbitration proceeding shall be Zürich, the language of arbitration English, and the substantive law to be applied Swiss law.
     22.11 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective assigns and successors in interest.
     22.12 Waiver. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by an authorized representative of the Parties. Failure by either Party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.
     22.13 Schedules. All schedules that are attached to this Agreement are incorporated herein by reference.
     22.14 Headings. The headings used in this Agreement are for convenience and reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     22.15 Counterparts. This Agreement may be executed in two (2) or more original counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

MICRUS ENDOVASCULAR CORPORATION		BIOTRONIK AG

By:	/s/ Robert A. Stern	By:	/s/ Martini

Name:	Robert A. Stern	Name:	Martini

Title:	Executive Vice President	Title:	CEO

EXHIBIT A
Biotronik Product List as per November 2nd 2005

a) Agreed upon Products:
[***]

***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT B
Biotronik Patent Group

Category	Description	Application/Publication No	Patent No

[***]	[***]	[***]	[***]

***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

EXHIBIT C
INITIAL STATEMENT OF WORK

Statement of Work               Micrus — Biotronik Neurovascular

Project name:	Lekton Motion Neuro (Pharos)

Project No.:	P0249	Status /Rev: 06-Jan-06/1

Type of Project

X New product	☐ Marketing study

☐ Research	X Registration

☐ Prototype	☐ Other:
1. Project Scope:
1. Registration (CE-mark) of Lekton Motion for neurovascular application and implementation of minor design changes (hypotube with stiffening wire design for all sizes) Modify stent implantation procedure for neurovascular vessels: slow inflations, no overdilatation
2. Amendement of design changes (blue prox. Shaft / transparent dist. Shaft / Micrus packaging)
2. Excluded project scope:
NA
3. Comments:
Lekton Motion amber will be a standard Biotronik Product and will be named Pharos
Lekton Motion blue includes the specific Micrus labeling and outer packaging and will be named Pharos
Note: Micrus may want to revise the label to a more Micrus standard over time
4. Time schedule

Milestones	Date	Remarks
Application for Specification	24.01.05	Biotronik Vision Team
Application for Planning/Execution	20.09.05
Review Design Input	11.11.05
Review Design Output	13.12.05	Together with review validation
Review Validation	13.12.05	Mechanical Validation only / clinical assessment to be completed after physicians input
Estimated Regulatory Approval (LM amber)	28.02.06	Best case, depending on LGA review and availability of clinical data
Product Release (LM amber)	15.03.06
Estimated Regulatory Approval (LM blue)	30.03.06	Assessment depending on LGA
Product Release (LM blue)	30.04.06	With minimum 2 y shelf life (accelerated ageing)
The outcome of the reviews have to be approved by Micrus

SOW FINAL	1/3

5. Budget

Budget (EUR):	Specification	Planning	Execution	Total per type
Internal labor costs
Contractor labor costs
External RD costs
Non labor costs
Collaboration Management
Total per phase
For the Lekton Motion (amber and blue) the total project costs are 120’000 EURO.
Payment terms:
€40’000          within 5 days after execution of the collaboration agreement
€40’000          within 10 days after release of the Lekton Motion amber
€40’000          within 10 days after release of the Lekton Motion blue
For the future projects the cost are calculated according to the internal FTE rates
6. Transfer price
Fully burdened manufacturing cost per unit:

Direct cost per product	€ na for this project
Indirect cost (plus 40%)	€ na for this project
Total Transfer Price excluding VAT	€200
Minimum purchase order per quarter: 38 units
7. Forecast
Monthly forecast for the first 12 months
(see attachment Bob C. dated Nov. 10th 2005 / manufacturing forecast)
8. Deliverables
Product Specification
10 test samples from transfer builds for release tests
CE-mark certificates
Documents for approval (Design Input LM blue, Label, IFU)

SOW FINAL	1/2

Issued by : Name	Approved by Biotronik	Approved by Micrus

Date/Sign: 06.Jan.2006	Date/Sign: /s/ Claus Martini	Date/Sign: /s/ Robert Stern
Attachments
- Design Input (PFH) LM Neuro amber
- Product Specification LM Neuro amber (DB 112215)

SOW FINAL	3/3

Formular
Design Input

Project Name:	LM Neuro
Project No:	P0249	SAP Project No:	PR140000080
PFH No/Rev:	PFH 112091 Rev.1	Ref. LTH No/Rev:	N.A.
Effective Date:	11.11.05
File Name	PFH_112091_Rev1_LM_Neuro.doc
Contents:

1	Project scope	2
1.1	Project goals	2
1.2	Geographical markets	2
1.3	Launch date	2

2	Clinical indications/ Intended use	2

3	Product name	2

4	Competitor products	2
4.1	Reference products for benchmarking	2
4.2	Parent (Biotronik) products	2

5	Applicable standards and documents	2

6	Risk management	3
6.1	Related risk analysis	3
6.2	Related human factor analysis	3

7	Technical product requirements / characteristics	3
7.1	Technical requirements for the T4XS / T4S / T4L / T4XL stent	3
7.2	Technical specifications for the entire LM Neuro System	5
7.3	Sizes	8

8	Product range	9

9	Target manufacturing costs	9

10	Packaging / Labelling	9

11	Sterilisation	9

12	Shelf life	9

13	Product compatibility	9
13.1	Compatibility with accessories / auxiliary devices	9
13.2	Compatibility with contrast media	9

14	Approval	10
14.1	Issued by:	10
14.2	Approval Micrus	Fehler! Textmarke nicht definiert.

1 Project scope
1.1 Project goals
Registration of Lekton Motion for neurovascular application and implementation of minor design changes (hypotube with stiffening wire design for all sizes)
–	Modify stent implantation procedure for neurovascular vessels: slow inflations, no overdilatation
1.2 Geographical markets
•	EU (CE-Mark)

•	USA (HDE)
1.3 Launch date
•	EU March 06

•	USA tbd
2 Clinical indications / Intended use
Improving of neurovascular luminal diameter (stenosis)
Treatment of intracranial aneurysms (scaffolding)
3 Product name
The project name is LM Neuro. The product name tbd.
4 Competitor products
4.1 Reference products for benchmarking
The listed reference competitor products shall be tested against the LM Neuro for comparison regarding the key product characteristics:
•	Neuroform (pattern product for aneurysm)

•	Cerebrence, Medtronic (subject to product availability)

•	Neurolink, Guidant (subject to product availability)
4.2 Parent (Biotronik) products
•	N.A., Lekton Motion
5 Applicable standards and documents
The following documents shall apply in their current revision:
•	SOP 100741	Design Control

•	AGP 102610	RD guideline to AC/DC list for development projects

•	ISO EN 10993	Biocompatibility

6 Risk management
6.1 Related risk analysis
The potential risks associated with the use of the product shall be assessed within the following risk analysis:
•	PRA112030
6.2 Related human factor analysis
The interaction between the end user and the product shall be assessed within the following human factor analysis:
•	HUF112094
7 Technical product requirements / characteristics
7.1 Technical requirements for the T4XS / T4S / T4L / T4XL stent

Criteria	Specification
1. Material:	Stainless steel for surgical implants AISI 316L, as defined by ISO 5832-1, ASTM F138-92.

2. Design	Sinusoidal design of the bearing meanders with transverse joints, straight end of stent due to special V-form. Wall thickness: 130 ±10μm for T4XL

Wall thickness: 90+10μm for T4S and L

Wall thickness: 80 ±10μm for T4XS

3. Surface	The stent’s metal body shall be electro-polished.

4. Variants (stent diameter):	The stent shall be available in four size variants:

- A small T4 variant (designation XS) for dilatation diameters of 2,0; 2,25 and 2,5 mm; and

- A small T4 variant (designation S) for dilatation diameters of 2,75 and 3,0 mm; and

- A larger T4 variant (designation L) for dilatation diameters of 3,5 and 4,0 mm; and

- A larger T4 variant (designation XL) for dilatation diameters of 4,5 and 5,0 mm.

5. Variants (stent lengths):	The stent shall be available in the following lengths:

T4XS:8, 10, 13, 15, 18, 20 mm

T4S: 8, 10, 13, 15, 18, 20, 22, 25, 30 mm

T4L: 8, 10, 13, 15, 18, 20, 22, 25, 30 mm

T4XL: 13, 20, 30, 40 mm

6. Oversizing	All diameter variants must withstand the following diameter without strut fracture (T4XS up to 3,0mm max., T4S up to 3,5mm max., T4L up to 4,5mm max. and T4XL up to 5,5mm max.)

Criteria	Specification
7. Pressure required for stent dilatation:	Up to a balloon pressure of ≤ 1 bar no diameter change of ≥ 20% of the crimped profile shall occur. At a balloon pressure of ≥ 4 bar the stent shall have an evenly expanded geometry.

8. Elastic recoil:	Recoil ≤ 5 % for reference sizes: T4XS: 2.5/15; T4S: 3.0/15; T4L 4.0/15; T4XL: 5.0/20.

9. Flexural rigidity when expanded	El of dilated stent ≤ 50 Nmm[2] for reference T4XL 5,0/20

El of dilated stent ≤ 20 Nmm[2] for reference sizes: T4S: 3.0/15; T4L: 4.0/15

El of dilated stent ≤ 10 Nmm[2] for reference T4XS 2,5/15

10. Maximum radial force (collapse pressure)	Pcoll ≥ 0.9 bar for reference sizes: T4XS: 2.5/15; Pcoll ≥ 0.9 bar for reference sizes: T4S: 3.0/15; T4L: 4.0/15; Pcoll ≥ 1.1 bar for reference sizes: T4XL: 5.0/20.

11. Foreshortening of stent during	ΔL < 5 % for reference sizes: T4XS: 2.5/15; T4S: 3.0/15; T4L:
expansion:	4.0/15; T4XL 5.0/20.

12. Crack formation:	Stent body surface testing: no cracks or ruptures in the metal stent body up to and including maximum diameter.

13. Opening behavior	Stent diameter shall not display any difference > 10% over the entire length at nominal balloon pressure. After complete expansion the stent must still be positioned between the SDS markers.

14. FEM analysis	An FEM analysis shall be performed in order to determine the level of stress at maximum physiological load. Crimping behavior and subsequent dilatation to the maximum designated diameter shall be simulated. As a result the equivalent stress levels and maximum expansion shall be documented.

15. Fatigue testing	A dynamic fatigue resistance simulation is required to determine long-term behavior under implantation conditions. The implantation duration shall be at least 10 years with at least 420 Mio. stress cycles at a temperature of 37°C.

16. Surface coverage	The percentage of the vessel wall covered by the dilated stent in dependency on the stent’s expanded diameter shall be calculated.

17. Radiopacity	All stent variants with markers must be visible under X-rays in an undilated and dilated condition. This shall be achieved by applying a gold marker to each end by galvanization.

18. Coating	The stent s metal body and the gold markers shall be coated with amorphous silicon carbide (a-SiC:H); requirements see DSP-621-014.

19. MR safety	Tests for MR safety (magnetic field interactions, heating and artifacts) will be conducted using 3.0 Tesla MR system.

20. Corrosion resistance	The stent shall be resistant to corrosion when subjected to physiological conditions at the implantation site.

7.2 Technical specifications for the entire LM Neuro System

Criteria
1	Design (same as the Lekton Motion coronary stent)
Specification
     • Balloon-expandable stent system
     • Fast exchange catheter
     • Hypotube design with stiffening wire
     • T4 Stent (see 7.1)

2	Catheter Characteristic (same as the Lekton Motion coronary stent)

a.)	Effective length

b.)	Crossing Profile = crimp diameter stent

c.)	Deflation time from NP (water / contrast medium mixture 50/50% or glycerin/water mixture 30/70%)
140cm
see 7.2.4 criterion 4 b.) Stent
Contrast media Æ 2.0 – 4.5: ≤ 20s
Contrast media Æ 5.0: ≤40s

d.)	Inflation time to NP (water / contrast medium mixture 50/50% or glycerin/water mixture 30/70%)
shall be documented

e.)	Trackability Reference sizes 3.0/15
Comparable to or better than predicate devices
(see 4.1)

3	Balloon Characteristic (same as the Lekton Motion coronary stent)

a.)	Material

b.)	Balloon diameter [mm] at nominal pressure (NP)
Nylon
with T4 XS: 2.0, 2.25, 2.5
with T4 S: 2.75, 3.0
with T4 L: 3.5, 4.0
with T4 XL: 4.5, 5.0

c.)	Balloon length [mm]
≤ stent length + 2mm

d.)	Nominal pressure (NP) Stent inner diameter
≤ 10bar

e.)	Rated Burst Pressure (RBP) measured with the stent mounted on the balloon
BalloonÆ 2.0 – 4.0 ≥ 16bar
BalloonÆ 4.5 – 5.0 ≥ 14bar

f.)	Radial Compliance (NP to RBP) of the stent inner diameter
max. 12%

g.)	Axial Compliance (NP to RBP) measured with the stent mounted on the balloon max. 10%

4	Stent

a.)	General technical requirements

b.)	Crimp diameter [mm]
See Section 7.1.
Balloon 2.0 – 2.5: ≤ 1.00

Balloon 2.75 – 3.0: ≤ 1.05
Balloon 3.5 – 4.0: ≤ 1.15
Balloon 4.5: ≤ 1.30
Balloon 5.0: ≤ 1.35

     c.) Stent lengths [mm]
     d.) Minimum Stent retention force [N] Sterile, unstressed
See Section 7.1.
Stent T4 XS:
Balloon 2.0 – 2.5/10 – 20: ≥ £1.5
Balloon 2.0 – 2.5/8: ≥ 1.0
Stent T4 S:
Balloon 2.75 – 3.0/10 – 30: ≥ 2.0
Balloon 2.75 – 3.0/8: ≥ 1.5
Stent T4 L:
Balloon 3.5 – 4.0/10 – 30: ≥ 2.5
Balloon 3.5 – 4.0/8: ≥ 2.0
Stent T4 XL:
Balloon 4.5 – 5.0/10 – 40: ≥ 2.5
Balloon 4.5 – 5.0/8: ≥ 2.0

     e.) Stent retention force after stress Sterile, stressed by trackability testing Reference size 3.0/15
Comparable with Lekton Motion coronary stent

     f.) Flexural rigidity of the crimped stent on the SDS
Same as Lekton Motion coronary stent

     5 Hub, kink protector, clip (same as the Lekton Motion coronary stent)

     a.) Hub
          Type
          Material
2-wing design
Female Luer Lock
PC, transparent

     b.) Kink protector
     c.) Hypotube clip
PEBAX, transparent
PEBAX, black

     6 Proximal Shaft (same as the Lekton Motion coronary stent)

     a.) Hypotube
Hypotube (304L) covered with PA 12 -tubing
color: yellow

     b.) Dimension
     c.) Shaft Marker
2.1F (0.71mm)
Brachial marker: 92 cm from the distal tip
Femoral marker: 102 cm from the distal tip

     7 Distal Shaft (same as the Lekton Motion coronary stent)

     a.) Distal Outer Tubing (DOT)
          Material:
PA 12, color: yellow

Dimension:	Balloon 2.0 – 3.5: 2.6F Balloon 4.0: 2.7F Balloon 4.5 – 5.0: 2.9F
b.) Proximal Outer Tubing (POT)
Material:	PA 12, color: yellow
Dimension:	3.1F
c.) Inner tubing (guide wire lumen)

Material:	Two layer tubing:
- inner layer: PTFE (good gliding properties)
- outer layer: PEBAX 72D
Dimension:	Inner diameter > 0.43mm (-» compatibility with 0.014” GW)

8 Tip (same as the Lekton Motion coronary stent)

a.) Material:	Soft and flexible
Color:	Blue
b.) Length	1–2 mm

9 Balloon marker (same as the Lekton
Motion coronary stent)

a.) Material / Dimension	Platinum/Iridium (90/10) / Length: 0.5mm
b.) Marker concept	Distal and proximal from the stent ends
c.) Distance between markers	≤ stent length + 1.0mm

10 Coating (same as the Lekton Motion
coronary stent)

a.) Shaft proximal	Hydrophobic Coating
b.) Shaft distal	Hydrophilic Coating

11 Printing (same as the Lekton Motion
coronary stent)

a.) On hub	Product name, nominal stent diameter /stent length / Lot number – unit number

7.3 Sizes

Pos.	Bezeichnung	Durchm.	Länge	Pos.	Bezeichnung	Durchm.	Länge
	T4 XS-XR				T4 S-XR
1	LM Neuro 2.0/8	2.0	8	19	LM Neuro 2.75/8	2.75	8
2	LM Neuro 2.25/8	2.25	8	20	LM Neuro 3.0/8	3.0	8
3	LM Neuro 2.5/8	2.5	8	21	LM Neuro 2.75/10	2.75	10
4	LM Neuro 2.0/10	2.0	10	22	LM Neuro 3.0/10	3.0	10
5	LM Neuro 2.25/10	2.25	10	23	LM Neuro 2.75/13	2.75	13
6	LM Neuro 2.5/10	2.5	10	24	LM Neuro 3.0/13	3.0	13
7	LM Neuro 2.0/13	2.0	13	25	LM Neuro 2.75/15	2.75	15
8	LM Neuro 2.25/13	2.25	13	26	LM Neuro 3.0/15	3.0	15
9	LM Neuro 2.5/13	2.5	13	27	LM Neuro 2.75/18	2.75	18
10	LM Neuro 2.0/15	2.0	15	28	LM Neuro 3.0/18	3.0	18
11	LM Neuro 2.25/15	2.25	15	29	LM Neuro 2.75/20	2.75	20
12	LM Neuro 2.5/15	2.5	15	30	LM Neuro 3.0/20	3.0	20
13	LM Neuro 2.0/18	2.0	18	31	LM Neuro 2.75/22	2.75	22
14	LM Neuro 2.25/18	2.25	18	32	LM Neuro 3.0/22	3.0	22
15	LM Neuro 2.5/18	2.5	18	33	LM Neuro 2.75/25	2.75	25
16	LM Neuro 2.0/20	2.0	20	34	LM Neuro 3.0/25	3.0	25
17	LM Neuro 2.25/20	2.25	20	35	LM Neuro 2.75/30	2.75	30
18	LM Neuro 2.5/20	2.5	20	36	LM Neuro 3.0/30	3.0	30
	T4 L-XR				T4 XL-XR
37	LM Neuro 3.5/8	3.5	8	55	LM Neuro 4.5/13	4.5	13
38	LM Neuro 4.0/8	4.0	8	56	LM Neuro 5.0/13	5.0	13
39	LM Neuro 3.5/10	3.5	10	57	LM Neuro 4.5/20	4.5	20
40	LM Neuro 4.0/10	4.0	10	58	LM Neuro 5.0/20	5.0	20
41	LM Neuro 3.5/13	3.5	13	59	LM Neuro 4.5/30	4.5	30
42	LM Neuro 4.0/13	4.0	13	60	LM Neuro 5.0/30	5.0	30
43	LM Neuro 3.5/15	3.5	15	61	LM Neuro 4.5/40	4.5	40
44	LM Neuro 4.0/15	4.0	15	62	LM Neuro 5.0/40	5.0	40
45	LM Neuro 3.5/18	3.5	18
46	LM Neuro 4.0/18	4.0	18
47	LM Neuro 3.5/20	3.5	20
48	LM Neuro 4.0/20	4.0	20
49	LM Neuro 3.5/22	3.5	22
50	LM Neuro 4.0/22	4.0	22
51	LM Neuro 3.5/25	3.5	25
52	LM Neuro 4.0/25	4.0	25
53	LM Neuro 3.5/30	3.5	30
54	LM Neuro 4.0/30	4.0	30

8   Product range
Range for sale tbd.
9   Target manufacturing costs
N.A.
10  Packaging / Labelling
Type and design of the packaging and label layouts should correspond with those of the Lekton Motion.
11  Sterilisation
•	The sterilization process shall be EO.

•	The maximum amount of sterilisation cycles shall be two.

•	The products shall be sterilised twice for biocompatibility and aging tests.
12  Shelf life
•	The product shelf life shall be three years.
13  Product compatibility
13.1  Compatibility with accessories / auxiliary devices
The product shall be compatible with the following accessories / auxiliary devices:
•	SDS compatible with 0.014” (0.36mm) guide wire

•	Guiding Catheter 5F, min I.D. 0.056” (1.42mm)
13.2  Compatibility with contrast media
The product shall be compatible with standard contrast media.

14 Approval
14.1 Issued by:

Department / Function	Name	Signature
RD Project Manager	Bernd Ewald
Approved by:

Department / Function	Name	Signature
QRV Team Member	Karin Ortlieb
CA Team Member	Marcel Schäfer
RA Team Member	Marcel Schäfer
General Manager	Claus Martini

Data Sheet
Performance Data PHAROS
Scope
This data sheet is valid for the following products:

Mat. No.	Description	Mat. No.	Description	Mat. No.	Description
356663	PHAROS 2.0/8	356686	PHAROS 2.0/15	356709	PHAROS 2.75/22
356664	PHAROS 2.25/8	356687	PHAROS 2.25/15	356710	PHAROS 3.0/22
356665	PHAROS 2.5/8	356688	PHAROS 2.5/15	356711	PHAROS 3.5/22
356666	PHAROS 2.75/8	356689	PHAROS 2.75/15	356712	PHAROS 4.0/22
356667	PHAROS 3.0/8	356690	PHAROS 3.0/15	356713	PHAROS 2.75/25
356668	PHAROS 3.5/8	356691	PHAROS 3.5/15	356714	PHAROS 3.0/25
356669	PHAROS 4.0/8	356692	PHAROS 4.0/15	356715	PHAROS 3.5/25
356670	PHAROS 2.0/10	356693	PHAROS 2.0/18	356716	PHAROS 4.0/25
356671	PHAROS 2.25/10	356694	PHAROS 2.25/18	356717	PHAROS 2.75/30
356672	PHAROS 2.5/10	356695	PHAROS 2.5/18	356718	PHAROS 3.0/30
356673	PHAROS 2.75/10	356696	PHAROS 2.75/18	356719	PHAROS 3.5/30
356674	PHAROS 3.0/10	356697	PHAROS 3.0/18	356720	PHAROS 4.0/30
356675	PHAROS 3.5/10	356698	PHAROS 3.5/18	356721	PHAROS 4.5/30
356676	PHAROS 4.0/10	356699	PHAROS 4.0/18	356722	PHAROS 5.0/30
356677	PHAROS 2.0/13	356700	PHAROS 2.0/20	356723	PHAROS 4.5/40
356678	PHAROS 2.25/13	356701	PHAROS 2.25/20	356724	PHAROS 5.0/40
356679	PHAROS 2.5/13	356702	PHAROS 2.5/20
356680	PHAROS 2.75/13	356703	PHAROS 2.75/20
356681	PHAROS 3.0/13	356704	PHAROS 3.0/20
356682	PHAROS 3.5/13	356705	PHAROS 3.5/20
356683	PHAROS 4.0/13	356706	PHAROS 4.0/20
356684	PHAROS 4.5/13	356707	PHAROS 4.5/20
356685	PHAROS 5.0/13	356708	PHAROS 5.0/20

Requirements

Description	Value
Guide wire compatibility	0.014 [inch] (= 0.36 mm)
Guiding catheter compatibility	5F, min. ID 0.056 [inch] (= 1.42 mm)
Usable length	1400 ±10 [mm]
Position of shaft marking	920 ±10 [mm]
1020 ±10 [mm]
Length of wire lumen	280 ±10 [mm]
SDS diameter:
Hypotube	2.1 [F]
Shaft distal for Ø: 2.0 / 2.25 / 2.5 / 2.75 / 3.0 / 3.5 [mm]	2.6 [F]
Shaft distal for Ø: 4.0 [mm]	2.7 [F]
Shaft distal for Ø: 4.5/ 5.0 [mm]	2.9 [F]
Sterilization Type	EO
Shelf Life	36 months

Diameter behavior and burst pressure

	Stent outer diameter [mm]
	2.0			2.25			2.5			2.75			3.0
Pressure [bar]	Min. 0	Nom.-0	Max. 0	Min. 0	Nom.-0	Max. 0	Min. 0	Nom.-0	Max. 0	Min. 0	Nom.-0	Max. 0	Min. 0	Nom.-0	Max. 0
	(-5%)		(+5%)	(-5%)		(+5%)	(-5%)		(+5%)	(-5%)		(+5%)	(-5%)		(+5%)
6	1.91	2.01	2.11	2.08	2.19	2.30	2.26	2.38	2.50	2.60	2.74	2.88	2.80	2.95	3.10
7	1.94	2.05	2.15	2.13	2.24	2.35	2.32	2.44	2.57	2.66	2.80	2.94	2.86	3.01	3.16
8	1.97	2.08	2.18	2.16	2.28	2.39	2.38	2.50	2.63	2.72	2.86	3.00	2.92	3.07	3.22
9	2.00	2.10	2.21	2.20	2.32	2.43	2.43	2.56	2.68	2.76	2.91	3.05	2.96	3.12	3.28
10	2.02	2.12	2.23	2.23	2.35	2.47	2.47	2.60	2.73	2.80	2.95	3.09	3.00	3.16	3.32
11	2.04	2.15	2.25	2.26	2.38	2.50	2.51	2.64	2.78	2.84	2.98	3.13	3.04	3.20	3.36
12	2.05	2.16	2.27	2.29	2.41	2.53	2.55	2.68	2.81	2.87	3.02	3.17	3.07	3.23	3.40
13	2.07	2.18	2.29	2.31	2.43	2.55	2.58	2.71	2.85	2.90	3.05	3.21	3.10	3.27	3.43
14	2.09	2.20	2.31	2.33	2.45	2.58	2.60	2.74	2.88	2.93	3.08	3.24	3.14	3.30	3.47
15	2.10	2.21	2.32	2.35	2.47	2.60	2.63	2.77	2.91	2.96	3.11	3.37	3.17	3.33	3.50
16	2.11	2.22	2.34	2.37	2.50	2.62	2.66	2.80	2.94	2.99	3.15	3.30	3.20	3.37	3.54
17	2.12	2.24	2.35	2.39	2.51	2.64	2.69	2.83	2.97	3.02	3.17	3.33	3.23	3.40	3.57
18	2.14	2.25	2.36	2.40	2.53	2.66	2.72	2.86	3.00	3.05	3.21	3.37	3.26	3.43	3.61
NP = Nominal Pressure [bar]		10			10			10			10			10
RBP = Rated Burst Pressure [bar]		16			16			16			16			16
MAB = Minimum Allowed Burst [bar] (Warning Limit)		19			19			19			19			19

Diameter behavior and burst pressure

	Stent outer diameter [mm]
	3.5			4.0			4.5			5.0
Pressure [bar]	Min. Ø	Nom.-Ø	Max. Ø	Min. Ø	Nom.-Ø	Max. Ø	Min. Ø	Nom.-Ø	Max. Ø	Min. Ø	Nom.-Ø	Max. Ø
	(-5%)		(+5%)	(-5%)		(+5%)	(-5%)		(+5%)	(-5%)		(+5%)
6	3.33	3.50	3.68	3.74	3.93	4.13	4.18	4.40	4.62	4.52	4.75	4.99
7	3.39	3.57	3.75	3.82	4.02	4.22	4.27	4.50	4.72	4.63	4.87	5.12
8	3.44	3.63	3.81	3.89	4.10	4.30	4.36	4.58	4.81	4.73	4.98	5.23
9	3.49	3.67	3.86	3.95	4.16	4.36	4.41	4.64	4.88	4.83	5.09	5.34
10	3.53	3.72	3.90	4.00	4.21	4.42	4.47	4.71	4.95	4.90	5.16	5.42
11	3.57	3.76	3.95	4.05	4.26	4.47	4.51	4.75	4.99	4.95	5.21	5.48
12	3.61	3.80	3.98	4.09	4.31	4.52	4.55	4.79	5.03	5.01	5.27	5.54
13	3.64	3.83	4.02	4.13	4.35	4.56	4.59	4.84	5.08	5.06	5.32	5.59
14	3.67	3.87	4.06	4.17	4.39	4.61	4.64	4.88	5.12	5.11	5.38	5.64
15	3.71	3.90	4.10	4.21	4.43	4.65	4.67	4.92	5.17	5.16	5.43	5.70
16	3.74	3.94	4.14	4.25	4.47	4.69	4.71	4.96	5.21	5.21	5.48	5.76
17	3.78	3.98	4.18	4.29	4.51	4.74	4.75	5.00	5.25	5.25	5.53	5.81
18	3.82	4.02	4.23	4.33	4.56	4.79	4.80	5.05	5.30	5.30	5.58	5.86
NP = Nominal Pressure [bar]		10			10			10			10
RBP = Rated Burst Pressure [bar]		16			16			16			16
MAB = Minimum Allowed Burst [bar] (Warning Limit)		19			19			19			19

Performance data

Material / Description			Balloon	Stent Retention Force		Stent Geometry		Tensile Strength /
			Deflation Time					Warning Limit
Material-No.	Balloon	Stent length	Glycerine mix	Warning	Rated Stent	Diameter when	Length when
	diameter		30/70%	Limit	Retention Force	crimped	crimped
					(γ = 0.95/p = 0.95)
	[mm]	[mm]	t max[s]	F min. [N]		[mm]	[mm]	F min. [N]
356663	2.0	8	20	1.5	1.0	0.88 +0.05 / –0.08	8.3 ±0.20
356664	2.25	8	20	1.5	1.0	0.89 +0.05 / –0.08	8.3 ±0.20
356665	2.5	8	20	1.5	1.0	0.90 +0.05 / –0.08	8.3 ±0.20
356666	2.75	8	20	1.5	1.0	0.98 +0.05 / –0.08	8.3 ±0.20
356667	3.0	8	20	1.5	1.0	0.99 +0.05 / –0.08	8.3 ±0.20
356668	3.5	8	20	2.0	1.0	1.06 +0.05 / –0.08	8.1 ±0.20
356669	4.0	8	20	2.0	1.0	1.08 +0.05 / –0.08	8.1 ±0.20
356670	2.0	10	20	1.5	1.0	0.88 +0.05 / –0.08	10.3 ±0.20
356671	2.25	10	20	1.5	1.0	0.89 +0.05 / –0.08	10.3 ±0.20
356672	2.5	10	20	1.5	1.0	0.90 +0.05 / –0.08	10.3 ±0.20
356673	2.75	10	20	2.0	1.5	0.98 +0.05 / –0.08	10.3 ±0.20
356674	3.0	10	20	2.0	1.5	0.99 +0.05 / –0.08	10.3 ±0.20	5.0 / 7.0
356675	3.5	10	20	2.5	1.5	1.06 +0.05 / –0.08	9.8 ±0.20
356676	4.0	10	20	2.5	1.5	1.08 +0.05 / –0.08	9.8 ±0.20
356677	2.0	13	20	1.5	1.0	0.88 +0.05 / –0.08	13.0 ±0.20
356678	2.25	13	20	1.5	1.0	0.89 +0.05 / –0.08	13.0 ±0.20
356679	2.5	13	20	1.5	1.0	0.90 +0.05 / –0.08	13.0 ±0.20
356680	2.75	13	20	2.0	1.5	0.98 +0.05 / –0.08	12.8 ±0.20
356681	3.0	13	20	2.0	1.5	0.99 +0.05 / –0.08	12.8 ±0.20
356682	3.5	13	20	2.5	1.5	1.06 +0.05 / –0.08	12.8 ±0.20
356683	4.0	13	20	2.5	1.5	1.08 +0.05 / –0.08	12.8 ±0.20
356684	4.5	13	20	3.5	2.5	1.22 ±0.08	13.0 ±0.20
356685	5.0	13	30	3.5	2.5	1.26 ±0.08	13.0 ±0.20

Performance data

Material / Description			Balloon	Stent Retention Force		Stent Geometry		Tensile Strength /
			Deflation Time					Warning Limit
Material-No.	Balloon	Stent length	Glycerine mix	Warning	Rated Stent	Diameter when	Length when
	diameter		30/70%	Limit	Retention Force	crimped	crimped
					(γ = 0.95/p = 0.95)
	[mm]	[mm]	t max[s]	F min. [N]		[mm]	[mm]	F min. [N]
356686	2.0	15	20	1.5	1.0	0.88 +0.05 / –0.08	15.0 ±0.20
356687	2.25	15	20	1.5	1.0	0.89 +0.05 / –0.08	15.0 ±0.20
356688	2.5	15	20	1.5	1.0	0.90 +0.05 / –0.08	15.0 ±0.20
356689	2.75	15	20	2.0	1.5	0.98 +0.05 / –0.08	14.8 ±0.20
356690	3.0	15	20	2.0	1.5	0.99 +0.05 / –0.08	14.8 ±0.20
356691	3.5	15	20	2.5	1.5	1.06 +0.05 / –0.08	14.5 ±0.20
356692	4.0	15	20	2.5	1.5	1.08 +0.05 / –0.08	14.5 ±0.20
356693	2.0	18	20	1.5	1.0	0.88 +0.05 / –0.08	18.1 ±0.20
356694	2.25	18	20	1.5	1.0	0.89 +0.05 / –0.08	18.1 ±0.20
356695	2.5	18	20	1.5	1.0	0.90 +0.05 / –0.08	18.1 ±0.20
356696	2.75	18	20	2.0	1.5	0.98 +0.05 / –0.08	18.1 ±0.20
356697	3.0	18	20	2.0	1.5	0.99 +0.05 / –0.08	18.1 ±0.20	5.0 / 7.0
356698	3.5	18	20	2.5	1.5	1.06 +0.05 / –0.08	18.1 ±0.20
356699	4.0	18	20	2.5	1.5	1.08 +0.05 / –0.08	18.1 ±0.20
356700	2.0	20	20	1.5	1.0	0.88 +0.05 / –0.08	20.0 ±0.30
356701	2.25	20	20	1.5	1.0	0.89 +0.05 / –0.08	20.0 ±0.30
356702	2.5	20	20	1.5	1.0	0.90 +0.05 / –0.08	20.0 ±0.30
356703	2.75	20	20	2.0	1.5	0.98 +0.05 / –0.08	20.0 ±0.30
356704	3.0	20	20	2.0	1.5	0.99 +0.05 / –0.08	20.0 ±0.30
356705	3.5	20	20	2.5	1.5	1.06 +0.05 / –0.08	19.8 ±0.30
356706	4.0	20	20	2.5	1.5	1.08 +0.05 / –0.08	19.8 ±0.30
356707	4.5	20	20	3.5	3.0	1.22 ±0.08	19.1 ±0.30
356708	5.0	20	30	3.5	3.0	1.26 ±0.08	19.1 ±0.30

Performance data

Material / Description			Balloon	Stent Retention Force		Stent Geometry		Tensile Strength /
			Deflation Time					Warning Limit
Material-No.	Balloon	Stent length	Glycerine mix	Warning	Rated Stent	Diameter when	Length when
	diameter		30/70%	Limit	Retention Force	crimped	crimped
					(γ = 0.95/p = 0.95)
	[mm]	[mm]	t max[s]	F min. [N]		[mm]	[mm]	F min. [N]
356709	2.75	22	20	2.0	1.5	0.98 +0.05 / –0.08	22.3 ±0.30
356710	3.0	22	20	2.0	1.5	0.99 +0.05 / –0.08	22.3 ±0.30
356711	3.5	22	20	2.5	1.5	1.06 +0.05 / –0.08	22.3 ±0.30
356712	4.0	22	20	2.5	1.5	1.08 +0.05 / –0.08	22.3 ±0.30
356713	2.75	25	20	2.0	1.5	0.98 +0.05 / –0.08	24.5 ±0.30
356714	3.0	25	20	2.0	1.5	0.99 +0.05 / –0.08	24.5 ±0.30
356715	3.5	25	20	2.5	1.5	1.06 +0.05 / –0.08	24.5 ±0.30
356716	4.0	25	20	2.5	1.5	1.08 +0.05 / –0.08	24.5 ±0.30	5.0 / 7.0
356717	2.75	30	20	2.0	1.5	0.98 +0.05 / –0.08	29.6 ±0.30
356718	3.0	30	20	2.0	1.5	0.99 +0.05 / –0.08	29.6 ±0.30
356719	3.5	30	20	2.5	1.5	1.06 +0.05 / –0.08	29.2 ±0.30
356720	4.0	30	20	2.5	1.5	1.08 +0.05 / –0.08	29.2 ±0.30
356721	4.5	30	20	3.5	3.0	1.22 ±0.08	29.8 ±0.30
356722	5.0	30	30	3.5	3.0	1.26 ±0.08	29.8 ±0.30
356723	4.5	40	20	3.5	3.0	1.22 ±0.08	39.0 ±0.30
356724	5.0	40	30	3.5	3.0	1.26 ±0.08	39.0 ±0.30

	Feb-06	Mar-06	1Q2006	Apr-06	May-06	Jun-06
Manufacturing Forecast by Sizes (Includes non-sterile demo units + units needed so that appropriate si
2.25 x 8mm			0			0
2.5 x 8mm	2	1	3	10	1	1
2.75 x 8mm	2	2	4	10	4	1
3.0 x 8mm	2	2	4	10	4	1
3.5 x 8mm	2	2	4	10	4	1
4.0 x 8mm			0
2.25 x 10mm			0
2.5 x 10mm	2	1	3	7	1	1
2.75 x 10mm	2	1	3	7	4	1
3.0 x 10mm	2	1	3	7	4	1
3.5 x 10mm	2	1	3	7	1	1
4.0 x 10mm			0	7	1	1
2.25 x 13mm			0
2.5 x 13mm	1	1	2	7	1	1
2.75 x 13mm	2	1	3	7	3	1
3.0 x 13mm	2	1	3	7	3	1
3.5 x 13mm	1	1	2	7	3	1
4.0 x 13mm			0
2.5 x 15mm	1	1	2	7	1	1
3.0 x 15mm	2	1	3	7	1	1
3.5 x 15mm	2	1	3	7	1	1
3.5 x 18mm	2	1	3	7	1	1
4.0 x 18mm	1	1	2		1	1
LM Neuro — Total (all non-rev)	30	20	50	0	0	0
LM Blue — Total	0	0	0	131	39	18

2Q2006	Jul-06	Aug-06	Sep-06	3Q2006	Oct-06	Nov-06	Dec-06	4Q2006
zing is possible)
0	1	1	2	4	2	2	2	6
12	5	2	2	9	6	5	5	16
15	6	3	2	11	6	5	5	16
15	6	3	2	11	6	5	5	16
15	5	3	2	10	6	4	4	14
0	1	1	1	3	1	1	1	3
0	1	1	1	3	1	1	1	3
9	5	2	2	9	6	5	5	16
12	6	3	2	11	6	5	5	16
12	6	3	2	11	6	5	5	16
9	5	3	2	10	6	5	5	16
9	1	1	1	3	1	1	1	3
0	1	1	1	3	1	1	1	3
9	4	1	1	6	6	5	5	16
11	5	1	1	7	6	5	5	16
11	5	1	1	7	6	5	5	16
11	4	1	1	6	6	5	5	16
0	1	1	1	3	1	1	1	3
9	2	1	1	4	2	2	2	6
9	2	1	1	4	2	2	2	6
9	2	1	1	4	2	2	2	6
9	2	1	1	4	2	2	2	6
2	1	1	1	3	1	1	1	3
0	0	0	0	0	0	0	0	0
188	77	37	32	146	88	75	75	238

1Q2007	2Q2007	3Q2007	4Q2007	1Q2008	2Q2008	3Q2008	4Q2008